                                                                     Exhibit 4.3

                                U.S. $200,000,000

                                CREDIT AGREEMENT
              (SHORT TERM MULTICURRENCY REVOLVING CREDIT FACILITY)


                            Dated as of April 5, 2001

                                      Among

                                 STEELCASE INC.

                           as a Borrower and Guarantor
                           ---------------------------

                                       and

                             THE BANKS NAMED HEREIN

                                   as Lenders
                                   ----------

                                       and

                               CITICORP USA, INC.

                             as Administrative Agent
                             -----------------------

                                       and

                                SG-CHICAGO BRANCH

                              as Syndication Agent
                              --------------------

                                       and

                                   BNP PARIBAS
                               BANK ONE, MICHIGAN
                                       and
                              BANK OF AMERICA, N.A.

                           as Co-Documentation Agents
                           --------------------------



                       Sole Lead Arranger and Book Runner:
                       -----------------------------------

                            SALOMON SMITH BARNEY INC.

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

Section 1.01  Certain Defined Terms............................................1
Section 1.02  Computation of Time Periods.....................................15
Section 1.03  Accounting Terms................................................15
Section 1.04  Currency Equivalents Generally..................................15

                                   ARTICLE II

                        AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01  The Advances....................................................15
Section 2.02  Making the Advances.............................................16
Section 2.03  Fees............................................................20
Section 2.04  Optional Termination and Reduction of the Commitments...........21
Section 2.05  Repayment and Prepayment of Advances............................21
Section 2.06  Interest on Advances............................................22
Section 2.07  Interest Rate Determination.....................................24
Section 2.08  Voluntary Conversion or Continuation of Advances................24
Section 2.09  Increased Costs.................................................25
Section 2.10  Payments and Computations.......................................26
Section 2.11  Taxes...........................................................28
Section 2.12  Sharing of Payments, Etc........................................29
Section 2.13  Evidence of Debt................................................30
Section 2.14  Use of Proceeds.................................................30
Section 2.15  Extension of the Commitment Termination Date....................30
Section 2.16  Substitution of Lenders.........................................31
Section 2.17  Term Loan.......................................................32
Section 2.18  Increased Commitments; Additional Lenders.......................32
Section 2.19  Borrowings by Designated Subsidiaries...........................33

                                   ARTICLE III

                     CONDITIONS OF EFFECTIVENESS AND LENDING

Section 3.01  Conditions Precedent to Effectiveness...........................34
Section 3.02  Conditions Precedent to Each Borrowing..........................35

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

Section 4.01  Representations and Warranties of the Company...................36

                                    ARTICLE V

                            COVENANTS OF THE COMPANY

Section 5.01  Affirmative Covenants...........................................39
Section 5.02  Negative Covenants..............................................42

                                   ARTICLE VI

                                EVENTS OF DEFAULT

Section 6.01  Events of Default...............................................44

                                   ARTICLE VII

                              ADMINISTRATIVE AGENT

Section 7.01  Authorization and Action........................................47
Section 7.02  Agents' Reliance, Etc...........................................47
Section 7.03  CUSA and Affiliates.............................................47
Section 7.04  Lender Credit Decision..........................................48
Section 7.05  Indemnification.................................................48
Section 7.06  Successor Agent.................................................48
Section 7.07  Other Agents....................................................49

                                  ARTICLE VIII

                                  THE GUARANTY

Section 8.01  Guaranty of the Guarantied Obligations..........................49
Section 8.02  Liability of the Guarantor......................................50
Section 8.03  Waivers by the Guarantor........................................51
Section 8.04  Payment by the Guarantor........................................52
Section 8.05  Subrogation.....................................................52
Section 8.06  Subordination of Other Obligations..............................53
Section 8.07  Expenses........................................................53
Section 8.08  Continuing Guaranty; Termination of Guaranty....................53
Section 8.09  Authority of the Guarantor or the Borrowers.....................53
Section 8.10  Financial Condition of the Borrowers............................54
Section 8.11  Rights Cumulative...............................................54
Section 8.12  Bankruptcy; Post-Petition Interest; Reinstatement
                of the Guaranty...............................................54
Section 8.13  Successors and Assigns..........................................55
Section 8.14  Further Assurances..............................................55

                                   ARTICLE IX

                                  MISCELLANEOUS

Section 9.01  Amendments, Etc.................................................55
Section 9.02  Notices, Etc....................................................56
Section 9.03  No Waiver; Remedies.............................................56
Section 9.04  Costs, Expenses and Indemnification.............................56
Section 9.05  Right of Set-off................................................57

Section 9.06  Binding Effect; Entire Agreement................................58
Section 9.07  Assignments and Participations..................................58
Section 9.08  Confidentiality.................................................60
Section 9.09  Governing Law...................................................61
Section 9.10  Execution in Counterparts.......................................61
Section 9.11  Consent to Jurisdiction; Waiver of Immunities...................61
Section 9.12  Waiver of Trial by Jury.........................................61
Section 9.13  Survival of Warranties..........................................62
Section 9.14  Severability....................................................62
Section 9.15  Headings........................................................62
Section 9.16  Judgment........................................................62


SCHEDULES

Schedule I         List of Banks and Applicable Lending Offices

Schedule II        Banks' Commitments

Schedule 4.01(c)   Governmental Consents


EXHIBITS

Exhibit A          Form of Notice of Borrowing

Exhibit B          Form of Assignment and Acceptance

Exhibit C-1        Form of Opinion of Daniel J. Brondyk, Esq., Assistant
                   General Counsel of the Company

Exhibit C-2        Form of Opinion of Winston & Strawn, Counsel for the Company

Exhibit D          Form of Opinion of Counsel to the Agents

Exhibit E          Form of Extension Request

Exhibit F          Form of Compliance Certificate

Exhibit G          Form of Note

Exhibit H          Form of Borrower Designation and Acceptance

Exhibit I          Request for Designation of an Alternate Currency

                                U.S. $200,000,000
                                CREDIT AGREEMENT
              (SHORT TERM MULTICURRENCY REVOLVING CREDIT FACILITY)

                            Dated as of April 5, 2001


         STEELCASE INC., a Michigan corporation (the "Company"), as a Borrower and as the Guarantor, the Banks listed on the signature pages hereof (the "Banks," together with each bank which becomes a lender hereunder pursuant to
Section 9.07, collectively the "Lenders"), CITICORP USA, INC. ("CUSA"), as administrative agent for the Lenders hereunder (in such capacity, the "Administrative Agent"), SG-Chicago Branch, as Syndication Agent (in such capacity, the "Syndication Agent") and BNP Paribas, Bank One, Michigan and Bank of America, N.A., as Co-Documentation Agents (in such capacity, the "Co-Documentation Agents"), agree as follows:

                                   ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS

         Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Additional Lender" has the meaning specified in Section 2.18(b).

"Additions to Capital" means the aggregate net proceeds, including cash and the fair market value of property other than cash, received by the Company from the issue or sale of capital stock of the Company plus the aggregate of 25% of the after tax gains realized from unusual, extraordinary, and major nonrecurring items.

"Adjusted Eurocurrency Rate" means, for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a)(i) the offered rate (if any) appearing on the Telerate Screen which displays British Bankers' Association Interest Settlement Rates for deposits of the relevant amount in the currency of the Advance for a period equal to the Interest Period relating to that Advance at or about 11:00 A.M. (London time) (x) on the first day of such Interest Period with respect to each Eurocurrency Rate Advance denominated in Pounds Sterling and (y) two Business Days before the first day of such Interest Period with respect to each Eurocurrency Rate Advance denominated in a Major Currency (other than Pounds Sterling) or in an Alternate Currency, or
(ii) if the Administrative Agent is unable to access the Telerate Screen or if the relevant rate is not displayed, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which each of the Reference Banks was offering to leading banks in the London interbank market deposits in the relevant currency of an equivalent amount and for such Interest Period at or about 11:00 A.M. (London time) (x) on the first day of such Interest Period with respect to each Eurocurrency Rate Advance denominated in Pounds Sterling and

(y) two Business Days before the first day of such Interest Period with respect to each Eurocurrency Rate Advance denominated in a Major Currency (other than Pounds Sterling) or in an Alternate Currency, subject, however, to the provisions of Section 2.07, by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage. For the purposes of this definition, "Telerate Screen" means the display on the Telerate Service or such other service as may be nominated by the British Bankers' Association Interest Settlement Rates for deposits in the relevant currency.

"Administrative Agent" means CUSA, in its capacity as administrative agent for the Lenders, or any Person serving as its successor agent.

"Advance" means an advance by a Lender to a Borrower as part of a borrowing consisting of simultaneous Advances from each of the Lenders pursuant to Section
2.01 (and after the making of the Term Loan, the Term Loan), and refers to a Base Rate Advance, a Eurocurrency Rate Advance, a EURIBOR Rate Advance or a EURO-LIBOR Rate Advance, each of which shall be a "Type" of Advance.

"Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.

"Agent" or "Agents" means the Administrative Agent; provided, that, solely for purposes of Sections 7.02, 7.04, 7.05, 9.07(b)(iv), 9.08 and 9.12 of this
Agreement the term "Agent" or "Agents", as the case may be, shall include the Syndication Agent, the Co-Documentation Agents and the Arranger.

"Agreement" means this Credit Agreement as it may be amended, restated, supplemented or otherwise modified from time to time.

"Alternate Currency" has the meaning specified in Section 2.01(b).

"Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance, and such Lender's EURO Lending Office in the case of each EURO Rate Advance.

"Applicable Margin" means, for any period for which any interest payment is to be made with respect to any Advance, the interest rate per annum derived by dividing (i) the sum of the Daily Margin for each of the days included in such period by (ii) the number of days included in such period.

"Approved Subsidiary" means each of Steelcase S.A., a French corporation, and Steelcase SAS, a French corporation.

"Arranger" means Salomon Smith Barney Inc., as sole lead arranger and book runner.

"Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit B hereto.

"Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy" as now and hereafter in effect, or any successor statute.

"Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of:

         (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate (which is a rate set by Citibank based upon various factors including Citibank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate);

         (b) the sum of (A) 1/2 of one percent per annum, plus (B) the rate obtained by dividing (x) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks (such three-week moving average being determined weekly by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank, in either case adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent), by (y) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirements for Citibank in respect of liabilities consisting of or including (among other liabilities) three-month nonpersonal time deposits of at least $100,000), plus (C) the average during such three-week period of the daily net annual assessment rates estimated by Citibank for determining the current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation for insuring three-month deposits in the United States; or

         (c) 1/2 of one percent per annum above the Federal Funds Rate.

"Base Rate Advance" means an Advance in Dollars which bears interest at a rate per annum determined on the basis of the Base Rate, as provided in Section 2.06(a).

"Borrower" means (i) except as provided in Section 8.1, the Company, in the Company's capacity as a borrower hereunder or (ii) any Designated Subsidiary, and "Borrowers" means the Company and any Designated Subsidiary(ies), collectively.

"Borrower Designation and Acceptance" means a designation by the Company of a Subsidiary as a Borrower, the acceptance by such Subsidiary of its designation by the Company, as a Borrower under this Agreement, and the Administrative Agent's consent to such designation, in substantially the form of Exhibit H hereto.

"Borrowing" means a borrowing consisting of simultaneous Advances of the same Type made on the same day pursuant to the same Notice of Borrowing by each of the Lenders pursuant to Section 2.02(a).

"Business Day" means a day of the year other than a Saturday or a Sunday on which banks are not required or authorized to close in New York City or Los Angeles and, if the applicable Business Day relates to any EURO Rate Advances, on which dealings are carried on in the relevant interbank market.

"Capital Lease" means, with respect to any Person, any lease of any property by that Person as lessee which would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of that Person.

"Cash" means money, currency or a credit balance in a deposit account.

"Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating generally obtainable from either S&P or Moody's, (c) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of A-1 or higher from S&P or P-1 or higher from Moody's, and (d) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any Lender.

"Citibank" means Citibank, N.A.

"Code" means the Internal Revenue Code of 1986, as amended.

"Co-Documentation Agents" means BNP Paribas, Bank One, Michigan and Bank of America, N.A., solely in their respective capacities as co-documentation agents.

"Commitment" has the meaning specified in Section 2.01(a).

"Commitment Termination Date" means the date that occurs 364 days from the Effective Date; provided, however, that, subject to the provisions of Section 2.15, if any Lender has consented to an Extension Request with regard to the then existing Commitment Termination Date, the then existing Commitment Termination Date as to such Lender shall be automatically extended for 364 days from the then existing Termination Date.

"Company" means Steelcase Inc., a Michigan corporation, in its capacity as a Borrower hereunder, in its capacity as the Guarantor hereunder or both, as the context may require.

"Compliance Certificate" means a certificate substantially in the form of Exhibit F hereto, delivered to the Administrative Agent by the Company pursuant to Section 5.01(b)(iii).

"Consolidated Net Income" for any period shall mean the amount of net income (or net loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that Consolidated Net Income shall not include (i) any net income (or net loss) of a Subsidiary of the Company for any period during which it was not such a Subsidiary, (ii) any net income (or net loss) of any business, properties or assets acquired (by way of merger, consolidation, purchase or otherwise) by the Company or any of its Subsidiaries for any period prior to the acquisition thereof, or (iii) the equity of the Company or any of its Subsidiaries in the undistributed earnings of any entity other than such a Subsidiary.

"Convert," "Conversion" and "Converted" each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.08.

"Daily Margin" means, for any date of determination, for the designated Level, Utilization Ratio applicable to such date of determination and Type of Advance, the following interest rates per annum:

                      Daily Margin when           Daily Margin when
                      Utilization Ratio           Utilization Ratio
                      is equal to or              is greater than
                      less than 0.50:1.00         0.50:1.00 or Term Loan is made
                      -------------------         ------------------------------

                        TYPE OF ADVANCE                  TYPE OF ADVANCE
                    -----------------------          -----------------------

                    Base Rate     EURO Rate       Base Rate          EURO Rate
                     Advance       Advance         Advance            Advance

          Level 1       0%         0.3800%            0%              0.5050%
          Level 2       0%         0.4200%            0%              0.5450%
          Level 3       0%         0.5000%            0%              0.6250%
          Level 4       0%         0.6250%            0%              0.7500%
          Level 5       0%         0.8000%            0%              0.9250%
          Level 6       0%         0.8750%            0%              1.0000%

; provided that the applicable Daily Margin for all EURO Rate Advances comprising the Term Loan shall be the rate per annum determined as set forth above plus 0.25%.

For purposes of this definition, (a) "Utilization Ratio" means, as of any date of determination, the ratio of (1) the aggregate outstanding principal amount of all Advances as of such date (including Advances comprising the Term Loan) to
(2) the aggregate outstanding amount of all Commitments (whether used or unused) or the aggregate principal amount of the Term Loan, as applicable, in effect as of such date, (b) if any change in the rating established by S&P or Moody's with respect to Long-Term Debt shall result in a change in the Level, the change in the Daily Margin shall be effective as of the date on which such rating change is publicly announced, and (c) if the ratings established by both of S&P and Moody's with respect to Long-Term Debt are unavailable for any reason for any day, then the applicable level for such day shall be deemed to be Level 6 (or, if the Requisite Lenders consent in writing, such other Level as may be reasonably determined by the Requisite Lenders from a rating with respect to Long-Term Debt for such day established by another rating agency reasonably acceptable to the Requisite Lenders).

"Debt" means (i) indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business no more than 60 days past due), (ii) obligations as lessee under Capital Leases, or

(iii) obligations under guarantees in respect of indebtedness or in respect of obligations of others of the kinds referred to in clause (i) or (ii) above.

"Designated Subsidiary" means each Subsidiary of the Company (x) which has been designated by the Company as eligible to request and receive Advances under this Agreement as a Borrower in accordance with Section 2.19 and (y) which, in the case of each Subsidiary of the Company that is not an Approved Subsidiary, is acceptable to the Administrative Agent and 100% of the Lenders (which acceptance shall not be unreasonably withheld); provided, however, that in no event shall the Company designate as a Borrower any Subsidiary that would be required by law, as of the date of such designation, to withhold or deduct any Taxes from or in respect of any sum payable hereunder by such Subsidiary to any Lender or the Administrative Agent unless an exemption from such requirement can be obtained by such Subsidiary (with the reasonable cooperation of the Agent and the Lenders).

"Dollars" and the sign "$" each means lawful money of the United States of America.

"Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Agent.

"EBITDA" means, for any period, Consolidated Net Income plus provision for taxes of the Company and its Subsidiaries (excluding extraordinary or nonrecurring gains or losses), plus interest expense of the Company and its Subsidiaries, plus depreciation expense of the Company and its Subsidiaries, plus amortization of intangibles of the Company and its Subsidiaries, as determined on a consolidated basis in conformity with GAAP.

"Effective Date" means the date on which all of the conditions in Section 3.01 shall have been satisfied or waived.

"Eligible Assignee" means (i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economical Cooperation and Development (the "OECD"), or a political subdivision of any such country and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; and (iii) any Person engaged in the business of lending and that is an Affiliate of a Lender or of a Person of which a Lender is a Subsidiary.

"EMU" means the Economic and Monetary Union as contemplated in the Treaty on European Union.

"EMU legislation" means legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the euro or otherwise), being in part the implementation of the third stage of EMU.

"Environmental Law" means any and all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions of any federal, state or local governmental authority within the United States or any State or territory thereof and which relate to the environment or the release of any materials into the environment.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"ERISA Affiliate" means any Person who for purposes of Title IV of ERISA is a member of the Company's controlled group, or under common control with the Company, within the meaning of Section 414 of the Code and the regulations promulgated and rulings issued thereunder.

"ERISA Event" means (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (ii) the provision by the administrator of any Pension Plan of a notice of intent to terminate such Pension Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iii) the cessation of operations at a facility by the Company or an ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (iv) the withdrawal by the Company or an ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (v) the failure by the Company or any ERISA Affiliate to make a payment to a Pension Plan required under Section 302(f)(1) of ERISA, which Section imposes a lien for failure to make required payments; (vi) the adoption of an amendment to a Pension Plan requiring the provision of security to such Pension Plan, pursuant to Section 307 of ERISA; or (vii) the institution by the PBGC of proceedings to terminate a Pension Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which presents a material risk under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Pension Plan.

"EURIBOR Rate" means, for any Interest Period for each EURIBOR Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to (a) the offered quotation which appears on the page of the Telerate Screen which displays an average rate of the Banking Federation of the EMU for the euro (being currently page 248) for such period at or about 10:00 A.M. (London time) two Business Days before the first day of such Interest Period or, if such page or such service shall cease to be available, such other page or such other service for the purpose of displaying an average rate of the Banking Federation of the EMU as the Administrative Agent, after consultation with the Lenders and the Company, shall reasonably select or (b) if no quotation for the euro for the relevant period is displayed and the Administrative Agent has not selected an alternative service on which a quotation is displayed, the average (rounded upwards to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in euros are offered by each of the Reference Banks to leading banks in the European interbank market at or about 10:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the respective Reference Bank's

EURIBOR Rate Advance comprising part of such Borrowing and for a period equal to such Interest Period, subject, however, to the provisions of Section 2.07.

"EURIBOR Rate Advance" means an Advance in euros which bears interest at a rate per annum determined on the basis of the EURIBOR Rate, as provided in Section 2.06(c).

"euro" and "*" means the single currency of participating member states of the EMU and as referred to in EMU Legislation.

"EURO Lending Office" means, with respect to any Lender, the office or offices (with respect to one or more Major Currencies or Alternate Currencies) of such Lender or any of its Affiliates specified as its "EURO Lending Office(s)" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender or any of its Affiliates as such Lender may from time to time specify to the Company and the Administrative Agent.

"EURO Rate Advance" means, as the context may require, a Eurocurrency Rate Advance, a EURIBOR Rate Advance or a EURO-LIBOR Rate Advance.

"Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

"Eurocurrency Rate Advance" means an Advance which bears interest at a rate per annum determined on the basis of the Adjusted Eurocurrency Rate, as provided in
Section 2.06(b).

"Eurocurrency Rate Reserve Percentage" of any Lender for any Interest Period for any Eurocurrency Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) or any governmental authority having jurisdiction with respect thereto for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

"EURO-LIBOR Rate" means, for any Interest Period for each EURO-LIBOR Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the average (rounded upwards to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in euros are offered by each of the Reference Banks to leading banks in the European interbank market at or about 11:00 A.M. (London time) on the first day of such Interest Period in an amount substantially equal to the respective Reference Bank's EURO-LIBOR Rate Advance comprising part of such Borrowing and for a period equal to such Interest Period. The EURO-LIBOR Rate for any Interest Period for each EURO-LIBOR Rate Advance comprising part of the same Borrowing shall be determined by the Administrative Agent on the basis of applicable rates furnished to and received by the Administrative Agent from the Reference Banks, subject, however, to the provisions of Section 2.07.

"EURO-LIBOR Rate Advance" means an Advance in euros which bears interest at a rate per annum determined on the basis of the EURO-LIBOR Rate, as provided in
Section 2.06(d).

"Events of Default" has the meaning specified in Section 6.01.

"Existing Control Group" means all directors, executive officers and beneficial owners of the Company's Class B common stock as of the date of this Agreement.

"Existing Credit Agreement" means that certain Amended and Restated Credit Agreement dated as of May 20, 1999, as further amended, by and among the Company, the Administrative Agent, the banks named therein and the other parties thereto.

"Existing Euro Facilities" means, collectively, the 364-day facility and the five-year facility, in the aggregate principal amount of * 200,000,000, entered into pursuant to that certain Multicurrency Revolving Credit Facility Agreement dated August 27, 1999, by and among Steelcase Strafor SA, Citibank, Societe Generale and Natexis Banques Populaires, as Arrangers, and the other parties thereto.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

"Fiscal Second Quarter End" means, for each Fiscal Year, the last Friday of each August.

"Fiscal Year" means the fiscal year of the Company ending with each Fiscal Year End.

"Fiscal Year End" means, for each Fiscal Year, the last Friday of February.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

"Guarantied Obligations" has the meaning specified in Section 8.01.

"Guarantor" means the Company, in its capacity as guarantor of the Guarantied Obligations pursuant to the Guaranty.

"Guaranty" has the meaning specified in Section 8.01.

"Hostile Acquisition" means the acquisition of the capital stock or other equity interests of a Person (the "Target") through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of the Target or by similar action if the Target is not a corporation and as to which such approval has not been withdrawn.

"Increased Commitments" has the meaning specified in Section 2.18(a).

"indemnified person" has the meaning specified in Section 9.04(c).

"Insufficiency" means, with respect to any Pension Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

"Interest Period" means, for each EURO Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Advance, or on the date of continuation of such Advance as a EURO Rate Advance upon expiration of successive Interest Periods applicable thereto, or on the date of Conversion of a Base Rate Advance into a EURO Rate Advance, and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the applicable Borrower may select in the Notice of Borrowing or the Notice of Conversion/Continuation for such Advance; provided, however, that:

         (i) a Borrower may not select any Interest Period in respect of EURO Rate Advances which ends after the earliest Commitment Termination Date of any Lender then in effect (or after the Term Loan Maturity Date if such Advances comprise all or a part of the Term Loan);

         (ii) Interest Periods commencing on the same date for EURO Rate Advances comprising part of the same Borrowing shall be of the same duration;

         (iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

         (iv) the first Interest Period for EURO Rate Advances made on or after the Effective Date shall be for a duration of one month; and

         (v) each Interest Period for EURO Rate Advances made within the Interest Period set forth in clause (iv) of this definition shall end on the same date as the last day of the Interest Period set forth in clause (iv) of this definition.

"Lenders" means the Lenders listed on Schedule I hereof and each Eligible Assignee that shall become a party hereto pursuant to Section 9.07.

"Level" means Level 1, Level 2, Level 3, Level 4, Level 5 or Level 6, as the case may be.

"Level 1" means that, as of any date of determination, the Company's Long-Term Debt carries either of the following ratings:

                  "A" or higher from S&P
                  "A2" or higher from Moody's.

"Level 2" means that, as of any date of determination, the criteria of Level 1 are not satisfied and the Company's Long-Term Debt carries either of the following ratings:

                  "A-" from S&P
                  "A3" from Moody's.

"Level 3" means that, as of any date of determination, the criteria of neither Level 1 nor Level 2 are satisfied and the Company's Long-Term Debt carries either of the following ratings:

                  "BBB+" from S&P
                  "Baa1" from Moody's.

"Level 4" means that, as of any date of determination, the criteria of none of Level 1, Level 2 or Level 3 are satisfied and the Company's Long-Term Debt carries either of the following ratings:

                  "BBB" from S&P
                  "Baa2" from Moody's.

"Level 5" means that, as of any date of determination, the criteria of none of Level 1, Level 2, Level 3 or Level 4 are satisfied and the Company's Long-Term Debt carries each of the following ratings:

                  "BBB-" from S&P
                  "Baa3" from Moody's.

"Level 6" means that, as of any date of determination, the criteria of none of Level 1, Level 2, Level 3, Level 4 or Level 5 are satisfied.

"Lien" means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

"Loan Documents" means this Agreement and the related documents.

"Long-Term Debt" means senior, unsecured, long term debt securities of the Company.

"Major Currencies" means Dollars, euros, Pounds Sterling, and Japanese Yen.

"Margin Stock" has the meaning assigned to that term in Regulation U promulgated by the Board of Governors of the Federal Reserve System, as in effect from time to time.

"Material Subsidiary" means any Subsidiary of the Company having total assets in excess of $25,000,000.

"Moody's" means Moody's Investors Service, Inc. or any successor thereto.

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate of the Company is making, or is accruing an obligation to make, contributions or has within any of the preceding five (5) plan years made, or accrued an obligation to make, contributions.

"Multiple Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (i) is maintained for employees of the Company or an ERISA Affiliate and at least one Person other than the Company and its ERISA Affiliates or (ii) was so maintained and in respect of which the Company or an ERISA Affiliate could have liability under Section 4063, 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

"Net Income" means net income of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

"Net Worth" means minority interests, preferred stock and common stock and other equity, as shown on the consolidated balance sheet of the Company and its Subsidiaries; provided that there shall be excluded from the calculation of Net Worth any unrealized gains or losses (net of taxes) on securities available for sale.

"Notice of Borrowing" has the meaning specified in Section 2.02(a).

"Notice of Conversion/Continuation" has the meaning specified in Section
2.08(a).

"Original Currency" has the meaning specified in Section 9.16(a).

"Other Currency" has the meaning specified in Section 9.16(a).

"Other Taxes" has the meaning specified in Section 2.11(b).

"participating member state" means each state so described in any EMU legislation.

"Payment in full", "paid in full" or any similar term, as used in Article VIII hereof, means payment in full in Cash of the Guarantied Obligations including, without limitation, all principal, interest, costs, fees and expenses (including, without limitation, legal fees and expenses) of Lenders and Agent as required hereunder and termination of the Commitments.

"Payment Office" means, for Dollars, the principal office of CUSA, located on the date hereof at 2 Penns Way, Suite 200, New Castle, Delaware, 19720 (or such other place as the Administrative Agent may designate by notice to the Borrowers and the Lenders from time to time), and for any Major Currency (other than Dollars) or Alternate Currency, such office of Citibank as shall be from time to time selected by the Administrative Agent and notified by the Administrative Agent to the Borrowers and the Lenders.

"PBGC" means the U.S. Pension Benefit Guaranty Corporation or any successor thereto.

"Pension Plan" means a Single Employer Plan or a Multiple Employer Plan or both.

"Person" means an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

"Potential Event of Default" means a condition or event which, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

"Pounds Sterling" and the sign "(pound)" each means lawful money of the United Kingdom.

"RCRA" has the meaning specified in Section 4.01(k).

"Reference Banks" means Citibank, SG-Chicago Branch, BNP Paribas, Bank One, NA and Bank of America, N.A.

"Register" has the meaning specified in Section 9.07(d).

"Request for Designation of an Alternate Currency" has the meaning specified in
Section 2.01(b).

"Requisite Lenders" means at any time Lenders holding greater than 50% of the then aggregate unpaid principal amount of the Advances held by Lenders, or, if no such principal amount is then outstanding, Lenders having greater than 50% of the Commitments (provided that, for purposes hereof, no Borrower, nor any of its Affiliates, if a Lender, shall be included in (i) the Lenders holding such amount of the Advances or having such amount of the Commitments or (ii) determining the aggregate unpaid principal amount of the Advances or the total Commitments).

"S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies or any successor thereto.

"SEC" means the Securities and Exchange Commission and any successor agency.

"SFSI" means Steelcase Financial Services Inc., a Michigan corporation and a wholly-owned Subsidiary of the Company.

"Share Acquisition" has the meaning specified in Section 6.01(i).

"Single Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (i) is maintained for employees of the Company or any ERISA Affiliate and no Person other than the Company and its ERISA Affiliates or (ii) was so maintained and in respect of which the Company or an ERISA Affiliate could have liability under Section 4062 or 4069 of ERISA in the event such plan has been or were to be terminated.

"Spot Exchange Rate" means, at any date of determination thereof, the spot rate of exchange in London that appears on the display page applicable to the relevant currency on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the spot rate of exchange in London for the conversion of Dollars into such currency); provided that if there shall at any time no longer exist such a page on such service, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the Administrative Agent and reasonably acceptable to the Company.

"Subsidiary" of any Person means, as of any time of determination, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of stock or other securities entitled to vote in the election of directors, managers or trustees thereof is at such time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof.

"Swaps" means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency.

"Syndication Agent" means SG-Chicago Branch, solely in its capacity as syndication agent.

"Taxes" has the meaning specified in Section 2.11(a).

"Termination Date" means, with respect to any Lender, the earlier of (i) the Commitment Termination Date of such Lender and (ii) the date of termination in whole of the Commitments of all Lenders pursuant to Section 2.04 or 6.01.

"Term Loan" shall have the meaning assigned to that term in Section 2.17(a).

"Term Loan Maturity Date" shall be the date occurring one year after the date on which the Term Loan is made.

"Total Utilization of Commitments" means at any date of determination the aggregate principal amount of all Advances outstanding at such date.

"Treaty on European Union" means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1,
1993), as amended from time to time.

"Type" means, with reference to an Advance, a Base Rate Advance, a Eurocurrency Rate Advance, a EURIBOR Rate Advance or a EURO-LIBOR Rate Advance.

"Withdrawal Liability" has the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

"Yen" and the sign "(Y)" each means lawful money of Japan.

         Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

         Section 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All computations determining compliance with financial covenants or terms, including definitions used therein, shall be prepared in accordance with generally accepted accounting principles in effect at the time of the preparation of, and in conformity with those used to prepare, the historical financial statements delivered to the Lenders pursuant to Section 4.01(e). If at any time the computations for determining compliance with financial covenants or provisions relating thereto utilize generally accepted accounting principles different than those then being utilized in the financial statements being delivered to the Lenders, such financial statements shall be accompanied by a reconciliation statement.

         Section 1.04 Currency Equivalents Generally. For purposes of this Agreement, as of any date of the determination thereof, the equivalent in Dollars of any Major Currency (other than Dollars) or any Alternate Currency and the equivalent in any Major Currency (other than Dollars) or any Alternate Currency of Dollars shall be determined by using the Spot Exchange Rate.

                                   ARTICLE II
                        AMOUNTS AND TERMS OF THE ADVANCES

         Section 2.01 The Advances.

         (a) Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances denominated in any Major Currency to any Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date of such Lender in an aggregate Dollar equivalent amount not to exceed at any time outstanding the Dollar amount set opposite such Lender's name on Schedule II hereof or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d), as such amount may be reduced pursuant to Section 2.04 (such Lender's "Commitment"); provided that after giving effect to such Advance (i) the Dollar equivalent of the aggregate principal amount of Advances from any Lender outstanding shall not exceed its Commitment then in effect and (ii) the Total Utilization of Commitments shall not exceed the aggregate Commitments then in effect.

         (b) The Company shall be entitled to request that Advances hereunder also be made in any other lawful currency constituting a eurocurrency, in addition to the eurocurrencies specified in the definition of "Major Currency" herein, that in the opinion of all Lenders is at such time freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into Dollars and in which dealings in deposits are carried out on the London interbank market (an "Alternate Currency"). The Company shall deliver to the Administrative Agent any request for designation of an Alternate Currency, substantially in the form of Exhibit I hereto (a "Request for Designation of an Alternate Currency"), to be received by the Administrative Agent not later than 1:00 P.M. (New York City time) at least ten Business Days in advance of the date of any Borrowing hereunder proposed to be made in such Alternate Currency. Upon receipt of any such request the Administrative Agent will promptly notify the Lenders thereof, and each Lender will use its best efforts to respond to such request within two Business Days of receipt thereof. Failure by any Lender to respond to such request within two Business Days of receipt thereof shall be deemed to be a rejection of such Request for Designation of an Alternate Currency by such Lender. The Administrative Agent will promptly notify the Company and the Lenders of the acceptance or rejection by the Lenders of any such request, and each Lender may grant or reject such request in its sole discretion.

         (c) Each Borrowing shall be in an aggregate amount not less than $10,000,000 (or the equivalent thereof in any Major Currency or Alternate Currency) or an integral multiple of $1,000,000 (or the equivalent thereof in any Major Currency or Alternate Currency) in excess thereof and shall consist of Advances of the same Type and made in the same currency on the same day to the same Borrower by the Lenders ratably according to their respective Commitments. Within the limits of each Lender's Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.05(b) and reborrow under this Section
2.01. For purposes of this Section 2.01 and all other provisions of this Article II, currency equivalents shall be determined in accordance with Section 1.04.

         Section 2.02 Making the Advances.

         (a) Each Borrowing shall be made on notice, given not later than (w) 11:00 A.M. (New York City time) on the date of a proposed Borrowing consisting of Base Rate Advances in Dollars, (x) 11:00 A.M. (London time) on the date of a proposed Borrowing consisting of EURO-LIBOR Rate Advances in euros, (y) 11:00 A.M. (New York City time) on the third Business Day prior to the date of a proposed Borrowing consisting of EURIBOR Rate Advances and Eurocurrency Rate Advances in a Major Currency and (z) 11:00 A.M. (New York City time) on the sixth Business Day prior to the date of a proposed Borrowing consisting of Eurocurrency Rate Advances in an Alternate Currency, by the Borrower requesting the proposed Borrowing to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier, telex or cable. Each such notice of a Borrowing (a "Notice of Borrowing") shall be sent by telecopier, telex or cable, confirmed immediately in writing, in substantially the form of Exhibit A hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing,
(iv) in the case of a Borrowing comprised of EURO Rate Advances, the currency of such Borrowing and (v) in the case of a Borrowing comprised of EURO Rate Advances, the initial Interest Period for each such Advance. If no election as to the currency of a EURO Rate Advance is specified in any such Notice of Borrowing then the requested Advance shall be made in Dollars. A Borrower may, subject to the conditions herein provided, borrow more than one Borrowing on any Business Day.

         If the Administrative Agent has received notice from any of the Lenders by 12:00 noon (New York City time) four Business Days prior to the day of a proposed Borrowing comprised of Eurocurrency Rate Advances in an Alternate Currency that such Lender cannot provide Advances in the requested Alternate Currency, the Lenders shall be under no obligation to make Advances in the requested Alternate Currency as part of such Borrowing, in which event the Administrative Agent will give notice to the Borrower requesting such Advance no later than 3:00 P.M. (New York City time) on the fourth Business Day prior to the requested date of such Borrowing that the Borrowing in the requested Alternate Currency is not then available, and notice thereof also will be given promptly by the Administrative Agent to the Lenders. If the Administrative Agent shall have so notified the Borrower requesting such Advance that any such Borrowing in a requested Alternate Currency is not then available, the Borrower requesting such Advance may, by notice to the Administrative Agent not later than 12:00 noon (New York City time) three Business Days prior to the requested date of such Borrowing, withdraw the Notice of Borrowing relating to such requested Borrowing. If the Borrower requesting such Advance does so withdraw such Notice of Borrowing, the Borrowing requested therein shall not occur and the Administrative Agent will promptly so notify each Lender. If the Borrower requesting such Advance does not so withdraw such Notice of Borrowing, the Administrative Agent will promptly so notify each Lender and such Notice of Borrowing shall be deemed to be a Notice of Borrowing that requests a Borrowing comprised of Eurocurrency Rate Advances in Dollars with the same Interest Period as that requested in the Notice of Borrowing related to such requested Borrowing in an aggregate amount equal to the equivalent in Dollars of the amount of the originally requested Borrowing specified in the Notice of Borrowing; and in such notice by the Administrative Agent to each Lender, the Administrative Agent will state such equivalent in Dollars of the aggregate amount of such Borrowing and such Lender's pro rata share thereof.

         Each Lender shall, before 2:00 P.M. (New York City time) in the case of each Borrowing consisting of Base Rate Advances, before 11:00 A.M. (New York City time) in the case of each Borrowing consisting of EURO Rate Advances denominated in Dollars and before 11:00 A.M. (local time) (at the Payment Office for such currency) in the case of each Borrowing consisting of EURO Rate Advances denominated in a Major Currency (other than Dollars) or in an Alternate Currency, in each case on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent (i) in the case of a Borrowing in Dollars, at such account maintained at the Payment Office for Dollars as shall have been notified by the Administrative Agent to the Lenders prior thereto and in same day funds, such Lender's ratable portion of such Borrowing in Dollars, and (ii) in the case of a Borrowing in a Major Currency (other than Dollars) or Alternate Currency, at such account maintained at the Payment Office for such currency as shall have been notified by the Administrative Agent to the Lenders prior thereto and in same day funds, such Lender's ratable portion of such Borrowing in such currency. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will promptly make such funds available to the Borrower requesting the proposed Borrowing at the aforesaid applicable Payment Office.

         (b) Anything in subsection (a) above to the contrary notwithstanding,

                  (i) a Borrower may not select EURO Rate Advances for any Borrowing or with respect to the Conversion or continuance of any Borrowing if the aggregate amount of such Borrowing or such Conversion or continuance is less than $10,000,000;

                  (ii) there shall be no more than six Interest Periods relating to Borrowings consisting of EURO Rate Advances outstanding at any time;

                  (iii) if any Lender shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender or its EURO Lending Office to perform its obligations hereunder to make EURO Rate Advances in one or more currencies or to fund or maintain EURO Rate Advances in one or more currencies hereunder, the Commitment of such Lender to make or continue EURO Rate Advances in the affected currencies or to Convert all or any portion of Base Rate Advances (if the affected currency is Dollars) shall forthwith be suspended until the Administrative Agent shall notify the Borrowers that such Lender has determined that the circumstances causing such suspension no longer exist and (I) if the affected currency is Dollars, such Lender's then outstanding EURO Rate Advances in Dollars, if any, shall be converted to Base Rate Advances as of the end of any applicable Interest Period or at such earlier time as may be legally required and (II) if the affected currency is other than Dollars, the outstanding principal amount of such Lender's EURO Rate Advances in such Major Currency (other than Dollars) or Alternate Currency, if any, shall be prepaid together with interest accrued thereon to the date of such prepayment on the last day of any applicable Interest Period or at such earlier time as may be legally required; provided that if Requisite Lenders are subject to the same illegality or assertion of illegality, then the right of the Borrowers to select or continue the affected EURO Rate Advances for such Borrowing or any subsequent Borrowing or, if the affected currency is Dollars to Convert all or any portion of Base Rate Advances shall forthwith be suspended until the Administrative Agent shall notify the Borrowers that the circumstances causing such suspension no longer exist; provided further that, before giving any such notice to the Administrative Agent and the Borrower requesting the proposed Borrowing, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different EURO Lending Office if the making of such designation would avoid such unlawfulness or the assertion thereof and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender;

                  (iv) if, at least one Business Day before the date of any requested Borrowing, Conversion or continuation comprised of EURO Rate Advances in any Major Currency or in an Alternate Currency, either (A) two or more of the Reference Banks notify the Administrative Agent that deposits are not being offered in the relevant interbank market in such currency, for the applicable Interest Period in amounts substantially equal to the amount of such Borrowing or (B) the Requisite Lenders notify the Administrative Agent that the Adjusted Eurocurrency Rate, the EURIBOR Rate or the EURO-LIBOR Rate for such Advances comprising such Borrowing will not adequately reflect the cost to such Requisite Lenders of making, funding or maintaining their respective Advances for such Borrowing, then (X) the Administrative Agent shall promptly notify the Borrowers specifying the relevant currencies, amounts or periods, (Y) the obligation of any Lender to make, to Convert Advances into or to continue such Advances or any subsequent Advances comprised of such Advances in such currency shall be suspended until the Administrative Agent shall notify the Borrower requesting the proposed Borrowing and the Lenders that the circumstances causing such suspension no longer exist and (Z) (I) if such Advances which are the subject of such suspension are Advances in Dollars, such Advances shall, so long as such suspension continues, be automatically converted into Base Rate Advances at the end of the applicable Interest Period therefor and (II) if such Advances which are the subject of such suspension are Advances in a Major Currency (other than Dollars) or Alternate Currency, the applicable Borrower requesting the proposed continuation shall, so long as such suspension continues, prepay the outstanding principal amount of such Advances together with interest accrued thereon to the date of such prepayment at the end of the applicable Interest Period therefor; and

                  (v) if the Borrower requesting the proposed Borrowing shall fail to select the duration of any Interest Period for any EURO Rate Advances in accordance with the provisions contained herein, then (A) the Administrative Agent will forthwith so notify such Borrower and the Lenders and (B) (y) if such Advances are Advances in Dollars, such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances and (z) if such Advances are Advances in a Major Currency (other than Dollars) or Alternate Currency, subject to subparagraphs (iii) and (iv) above in this Section 2.02(b), such Advances will automatically, on the last day of the then existing Interest Period therefor, continue as Advances in such currency with an Interest Period ending one month after such last day or, if earlier, ending on the Termination Date.

         (c) Except as provided in Section 2.02(a), each Notice of Borrowing shall be irrevocable and binding on the Borrower requesting the proposed Borrowing. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of EURO Rate Advances, the Borrower requesting the proposed Borrowing shall indemnify each Lender against any loss, cost or expense incurred by such Lender by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing or by reason of the termination of hedging or other similar arrangements, in each case when such Advance is not made on such date (other than by reason of (i) a breach of a Lender's obligations hereunder or (ii) a suspension of EURO Rate Advances under clauses (iii) or (iv) of paragraph (b) of this Section 2.02), including without limitation, as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III.

         (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower requesting the proposed Borrowing on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and such Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and
(ii) in the case of such Lender, (x) with respect to Advances comprising such Borrowing that are denominated in Dollars, the Federal Funds Rate, and (y) with respect to Advances comprising such Borrowing that are denominated in a Major Currency (other than Dollars) or in an Alternate Currency, the cost of such funds to the Administrative Agent, as determined by the Administrative Agent. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement.

         (e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

         Section 2.03 Fees.

         (a) Facility Fees. The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee on such Lender's daily average Commitment, whether used or unused, and on the outstanding principal amount of the Term Loan, from the Effective Date in the case of each Bank and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the later of the Termination Date of such Lender and the Term Loan Maturity Date, payable quarterly in arrears on the last day of each March, June, September and December during the term of such Lender's Commitment and during the Term Loan, commencing June 30, 2001, and on the later of the Termination Date of such Lender and the Term Loan Maturity Date, in an amount equal to the product of (i) such Lender's daily average Commitment, whether such Commitment is used or unused, or such Lender's ratable portion of the outstanding principal amount of the Term Loan, as applicable, in effect during the period for which such payment that is to be made times (ii) the weighted average rate per annum that is derived from the following rates: (a) a rate of 0.07% per annum with respect to each day during such period that the ratings with respect to Long-Term Debt were at Level 1, (b) a rate of 0.08% per annum with respect to each day during such period that such ratings were at Level 2, (c) a rate of 0.10% per annum with respect to each day during such period that such ratings were at Level 3, (d) a rate of 0.125% per annum with respect to each day during such period that such ratings were at Level 4, (e) at the rate of 0.20% per annum with respect to each day during such period that such ratings were at Level 5, and (f) at the rate of 0.50% per annum with respect to each day during such period that such ratings were at Level 6. If any change in the rating established by S&P or Moody's with respect to Long-Term Debt shall result in a change in the Level, the change in the facility fee shall be effective as of the date on which such rating change is publicly announced. If the ratings established by S&P or Moody's with respect to Long-Term Debt are unavailable for any reason for any day, then the applicable Level for purposes of calculating the facility fee for such day shall be deemed to be Level 6 (or, if the Requisite Lenders consent in writing, such other Level as may be reasonably determined by the Requisite Lenders from a rating with respect to Long-Term Debt for such day established by another rating agency reasonably acceptable to the Requisite Lenders).

         (b) Agents' Fees. The Company agrees to pay to the Administrative Agent and the Arranger the fees payable to the Agent pursuant to the fee letter dated as of February 28, 2001 among the Company, CUSA and the Arranger, in the amounts and at the times specified in such letter.

         (c) Determination of Unused Portion of Commitment. For purposes of calculating fees based on the unused portion of each Lender's Commitment, the equivalent in Dollars of each EURO Rate Advance made by such Lender in a Major Currency (other than Dollars) or Alternate Currency as determined on the date of the making, Conversion or continuation of such Advance shall be the amount of such Lender's Commitment used in connection with such Advance, and no further adjustments shall be made with respect to the unused portion of such Lender's Commitment based upon fluctuations thereafter in the value of the currency of such Advance.

         Section 2.04 Optional Termination and Reduction of the Commitments. The Company shall have the right, upon at least three (3) Business Days' notice to the Administrative Agent by the Company, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided that (i) each partial reduction shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and (ii) the aggregate of the Commitments of the Lenders shall not be reduced to an amount which is less than the Total Utilization of Commitments. Once so reduced or terminated pursuant to this Section 2.04, Commitments of the Lenders shall not be reinstated.

         Section 2.05 Repayment and Prepayment of Advances.

         (a) Mandatory Repayment. Each Borrower shall repay the outstanding principal amount of each Advance made by each Lender (other than Advances comprising the Term Loan) to such Borrower on the Termination Date of such Lender. In addition, if, on any day, the equivalent in Dollars of the aggregate principal amount of all Advances then outstanding exceeds 103% of the aggregate Commitments, the Borrowers shall prepay to the Administrative Agent for the account of each Lender, on such day or at the end of each successive Interest Period applicable to EURO Rate Advances, the aggregate principal amount of all Advances outstanding until the equivalent in Dollars of the aggregate principal amount of all Advances is reduced to not more than 100% of the aggregate Commitments.

         (b) Voluntary Prepayments of Borrowings.

                  (i) No Borrower shall have any right to prepay any principal amount of any Advances other than as provided in this subsection (b).

                  (ii) Each Borrower may, upon notice to the Administrative Agent no later than (i) 11:00 A.M. (New York time) on the date such Borrower proposes to prepay, in the case of Base Rate Advances in Dollars, (ii) 11:00 A.M. (New York time) at least two (2) Business Days' in advance of the date such Borrower proposes to prepay, in the case of Eurocurrency Rate Advances or (iii) 11:00 A.M. (London time) at least two (2) Business Days' in advance of the date such Borrower proposes to prepay, in the case of EURIBOR Rate Advances or EURO-LIBOR Rate Advances, stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amounts of the Advances made to such Borrower comprising part of the same Borrowing in whole or ratably in part; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $5,000,000 (or the equivalent thereof in any Major Currency or Alternate Currency) and integral multiples of $1,000,000 (or the equivalent thereof in any Major Currency or Alternate Currency) in excess thereof, and (y) in the case of any such prepayment of any EURO Rate Advances, such Borrower shall pay all accrued interest to the date of such prepayment on the portion of such Advance being prepaid and shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(b).

         (c) Certain Obligations Several. Subject to the obligations of the Guarantor under the Guaranty, no Borrower shall have any obligation to repay to any Lender any Advance made by such Lender to the other Borrowers or to pay any interest on any Advance made by such Lender to the other Borrowers.

         (d) Payment of Term Loan. The Borrowers shall repay the Term Loan together with all accrued and unpaid interest thereon on the Term Loan Maturity Date and may prepay the Term Loan in accordance with Section 2.05(b) above. Amounts paid in respect of the Term Loan may not be reborrowed.

         Section 2.06 Interest on Advances. Each Borrower shall pay to each Lender interest accrued on the principal amount of each Advance that was made to such Borrower outstanding from time to time from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

         (a) Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal at all times to (i) the Base Rate in effect from time to time plus (ii) the Applicable Margin, if any, payable quarterly in arrears on the last day of each March, June, September and December during the term of this Agreement, commencing June 30, 2001, and on the Termination Date of the applicable Lender and, if the Term Loan is made, on the Term Loan Maturity Date; provided that any amount of principal, interest, fees and other amounts payable under this Agreement (including, without limitation, the principal amount of Base Rate Advances, but excluding the principal amount of EURO Rate Advances) which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2% per annum above the Base Rate in effect from time to time.

         (b) Eurocurrency Rate Advances. If such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the sum of (i) the Adjusted Eurocurrency Rate for such Interest Period plus (ii) the Applicable Margin plus (iii) to the extent applicable to an Advance in any applicable currency on the first day of such Interest Period and not duplicative of the Eurocurrency Rate Reserve Percentage, a percentage rate per annum determined by the Administrative Agent to reflect the requirements of the Bank of England and/or the Financial Services Authority in respect of monetary control, liquidity or otherwise, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on the day which occurs during such Interest Period three months from the first day of such Interest Period; provided that any principal amount of any Eurocurrency Rate Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum determined above.

         (c) EURIBOR Rate Advances. If such Advance is a EURIBOR Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the sum of (i) the EURIBOR Rate for such Interest Period plus (ii) the Applicable Margin plus (iii) to the extent applicable to an Advance in euros on the first day of such Interest Period, a percentage rate per annum determined by the Administrative Agent to reflect the requirements of the Bank of England and/or the Financial Services Authority in respect of monetary control, liquidity or otherwise, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on the day which occurs during such Interest Period three months from the first day of such Interest Period; provided that any principal amount of any EURIBOR Rate Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum determined above.

         (d) EURO-LIBOR Rate Advances. If such Advance is a EURO-LIBOR Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the sum of (i) the EURO-LIBOR Rate for such Interest Period plus (ii) the Applicable Margin plus (iii) to the extent applicable to an Advance in euros on the first day of such Interest Period, a percentage rate per annum determined by the Administrative Agent to reflect the requirements of the Bank of England and/or the Financial Services Authority in respect of monetary control, liquidity or otherwise, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on the day which occurs during such Interest Period three months from the first day of such Interest Period; provided that any principal amount of any EURO-LIBOR Rate Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum determined above.

         Section 2.07 Interest Rate Determination.

         (a) Each Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining each Adjusted Eurocurrency Rate, EURIBOR Rate and EURO-LIBOR Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks, subject to Section 2.02(b)(iv).

         (b) The Administrative Agent shall give prompt notice to the Borrowers and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.06(a), 2.06(b), 2.06(c) or 2.06(d), and the applicable rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate under Section 2.06(b), 2.06(c) or 2.06(d).

         Section 2.08 Voluntary Conversion or Continuation of Advances.

         (a) Each Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed Conversion or continuance (a "Notice of Conversion/Continuation") (or, on the sixth Business Day prior to the date of the proposed continuance, in the case of a proposed continuance of Advances in an Alternate Currency) and subject to the provisions of Section 2.02, (1) Convert all Advances in Dollars of one Type comprising the same Borrowing made to such Borrower into Advances in Dollars of another Type and (2) upon the expiration of any Interest Period applicable to EURO Rate Advances, continue all (or, subject to Section 2.02(b), any portion of) such Advances as EURO Rate Advances and the succeeding Interest Period(s) of such continued Advances shall commence on the last day of the Interest Period of the Advances to be continued; provided, however, that any Conversion of any EURO Rate Advances into Base Rate Advances shall be made on, and only on, the last day of an Interest Period for such EURO Rate Advances. Each such Notice of Conversion/Continuation shall, within the restrictions specified above, specify
(i) the date of such continuation or Conversion, (ii) the Advances (or, subject to Section 2.02(b), any portion thereof) to be continued or Converted, (iii) if such continuation is of, or such Conversion is into, EURO Rate Advances, the duration of the Interest Period for each such Advance and (iv) in the case of a continuation of or a Conversion into a EURO Rate Advance, that no Potential Event of Default or Event of Default has occurred and is continuing.

         If the Administrative Agent has received notice from any of the Lenders by 12:00 noon (New York City time) four Business Days prior to the day of a proposed continuation of Advances in an Alternate Currency for an additional Interest Period pursuant to this subsection (a) that such Lender cannot continue to provide Advances in the relevant Alternate Currency, the Lenders shall be under no obligation to continue such Advances, in which event the Administrative Agent will give notice to the Borrower that received such Advance not later than 3:00 P.M. (New York City time) on the fourth Business Day prior to the requested date of such continuation that the continuation of such Eurocurrency Rate

Advances in the relevant Alternate Currency is not then available, and notice thereof also will be given promptly by the Administrative Agent to the Lenders. If the Administrative Agent shall have so notified the Borrower that received such Advance that any such continuation is not then available, any Notice of Conversion/Continuation with respect thereto shall be deemed withdrawn and such Advances shall be repaid at the end of the applicable Interest Period. Unless such Borrower otherwise notifies the Administrative Agent on or before 12:00 Noon (New York City time) three Business Days prior to the end of such Interest Period, such Borrower shall be deemed to have given a Notice of Borrowing requesting the equivalent in Dollars of the amount of Advances requested to be continued with the same Interest Period as that requested in the Notice of Conversion/Continuation related to such requested continuation with effect from the last day of the Interest Period with respect to any such Advances. The Administrative Agent will promptly notify such Borrower and the Lenders of any such deemed notice and in such notice by the Administrative Agent to each Lenders the Administrative Agent will state the equivalent in Dollars of the aggregate amount of such Advances and such Lenders' pro rata share thereof.

         (b) If upon the expiration of the then existing Interest Period applicable to any EURO Rate Advance made to any Borrower, such Borrower shall not have delivered a Notice of Conversion/Continuation in accordance with this
Section 2.08, then such Advance shall upon such expiration automatically be Converted to a Base Rate Advance; provided, however, that if such Advance is in a Major Currency (other than Dollars) or in an Alternate Currency, then such Advance shall upon such expiration automatically continue as an Advance in such currency with an Interest Period ending one month after such expiration, or if earlier, ending on the Termination Date.

         (c) After the occurrence of and during the continuance of a Potential Event of Default or an Event of Default, any Eurocurrency Rate Advance made in Dollars shall be Converted into a Base Rate Advance upon the expiration of any Interest Period then in effect for that Advance, and the Interest Periods applicable to any EURIBOR Rate Advance, EURO-LIBOR Rate Advance and Eurocurrency Rate Advance made in any Major Currency other than Dollars or in an Alternate Currency shall be for a duration of one month upon the expiration of any Interest Period then in effect for that Advance.

         Section 2.09 Increased Costs.

         (a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements in the case of Eurocurrency Rate Advances included in the Eurocurrency Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining EURO Rate Advances made to any Borrower, then such Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided that Borrowers shall have no obligation to pay an additional amount in respect of any increased cost attributable to the period before 90 days prior to the date of such demand. A certificate as to the amount and manner of calculation of such increased cost, submitted to such Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

         (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrowers receiving such Advances shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder; provided that Borrowers shall have no obligation to pay an additional amount in respect of any additional amount attributable to the period before 90 days prior to the date of such demand. A certificate as to such amounts and the manner of calculation thereof submitted to the Borrowers and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

         (c) If a Lender shall change its Applicable Lending Office, such Lender shall not be entitled to receive any greater payment under Sections 2.09 and
2.11 than the amount such Lender would have been entitled to receive if it had not changed its Applicable Lending Office, unless such change was made at the request of the Borrowers or at a time when the circumstances giving rise to such greater payment did not exist. If the Borrowers are required to pay additional amounts to any Lender pursuant to this Section 2.09, then such Lender will agree to use commercially reasonable efforts to change its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change is not, in the reasonable judgment of such Lender, otherwise disadvantageous to such Lender.

         Section 2.10 Payments and Computations.

         (a) Each Borrower shall make each payment hereunder without set-off or counterclaim and with respect to amounts denominated in Dollars not later than 1:00 P.M. (New York City time) on the day when due in Dollars to the Administrative Agent in same day funds by deposit of such funds to the Administrative Agent's account maintained at the Payment Office for Dollars. Each Borrower shall make each payment hereunder with respect to amounts denominated in a Major Currency (other than Dollars) or in an Alternate Currency not later than 1:00 P.M. (local time) (at the Payment Office for such currency) on the day when due in such currency to the Administrative Agent in same day funds by deposit of such funds to the Administrative Agent's account maintained at such Payment Office. Subject to the immediately succeeding sentence, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.09 or 2.11 or, to the extent the

Termination Date is not the same for all Lenders, pursuant to Section 2.05(a)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon receipt of principal or interest paid after an Event of Default and an acceleration or a deemed acceleration of amounts due hereunder, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest ratably in accordance with each Lender's outstanding Advances (other than amounts payable pursuant to Section 2.09 or 2.11) to the Lenders for the account of their respective Applicable Lending Offices. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

         (b) All computations of interest based on the Base Rate and the Adjusted Eurocurrency Rate on Advances denominated in Pounds Sterling shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Adjusted Eurocurrency Rate on Advances denominated in a Major Currency (other than Pounds Sterling) or in an Alternate Currency, the EURIBOR Rate, the EURO-LIBOR Rate or the Federal Funds Rate and of facility fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or such fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

         (c) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, if such extension would cause payment of interest on or principal of EURO Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

         (d) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that such Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

         Section 2.11 Taxes.

         (a) Any and all payments by a Borrower hereunder shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof or in which its principal office is located, (ii) in the case of each Lender, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof and (iii) in the case of each Lender and the Agent, taxes imposed by the United States by means of withholding at the source if and to the extent that such taxes shall be in effect and shall be applicable on the date hereof in the case of each Bank and on the effective date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, on payments to be made to the Agents or such Lender's Applicable Lending Office (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If a Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

         (b) In addition, the Company agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as "Other Taxes").

         (c) Each Borrower will indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (to the extent specifically attributable to Borrowings made by such Borrower) (including, without limitation, any Taxes or Other Taxes (to the extent specifically attributable to Borrowings made by such Borrower) imposed by any jurisdiction on amounts payable under this Section 2.11) and the Company will indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (to the extent not specifically attributable to Borrowings made by a particular Borrower) (including, without limitation, any Taxes or Other Taxes (to the extent not specifically attributable to Borrowings made by a particular Borrower) imposed by any jurisdiction on amounts payable under this Section 2.11), in each case paid by such Lender or such Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or such Agent (as the case may be) makes written demand therefor. Each Lender and the Agent will reasonably cooperate in good faith with the Company to provide such forms or representations as may establish an exemption or reduction in rate of any such Taxes or Other Taxes.

         (d) Within 30 days after the date of any payment of Taxes, the Borrowers, or any of them, will furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing payment thereof.

         (e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrowers (but only so long as such Lender remains lawfully able to do so), shall provide the Borrowers with Internal Revenue Service form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, to establish that such Lender is not subject to United States withholding tax with respect to any payments to such Lender of interest payable under this Agreement. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from "Taxes" as defined in Section 2.11(a).

         (f) For any period with respect to which a Lender has failed to provide a Borrower with the appropriate form described in Section 2.11(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first sentence of subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.11(a) with respect to Taxes imposed by the United States; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, such Borrower shall, at the expense of such Lender, take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

         (g) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.11 shall survive the payment in full of principal and interest hereunder.

         Section 2.12 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it (other than pursuant to Section 2.09 or 2.11 or, to the extent the Termination Date is not the same for all Lenders, pursuant to Section 2.05(a)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrowers jointly and severally agree that any Lender so purchasing a participation from another Lender pursuant to this
Section 2.12 may, to the
fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Borrower in the amount of such participation.

         Section 2.13 Evidence of Debt.

         (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

         (b) The Register maintained by the Administrative Agent pursuant to
Section 9.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date, amount and tenor, as applicable, of each Borrowing, the Borrower that received the proceeds of such Borrowing, the Type of Advances comprising such Borrowing, the Interest Period applicable thereto and, if such Advances are EURO Rate Advances, the currency in which such Advances are made, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrowers hereunder and each Lender's share thereof.

         (c) The entries made in the Register shall be conclusive and binding for all purposes, absent manifest error.

         (d) If, in the opinion of any Lender, a promissory note or other evidence of debt is required, appropriate or desirable to reflect or enforce the indebtedness of the Borrowers resulting from the Advances made, or to be made, by such Lender to the Borrowers then, upon request of such Lender, the Borrowers shall promptly execute and deliver to such Lender a promissory note substantially in the form of Exhibit G, payable to the order of such Lender in an amount up to the maximum amount of Advances payable or to be payable by such Borrower to the Lender from time to time hereunder.

         Section 2.14 Use of Proceeds.

         (a) Advances shall be used by the Borrowers for general corporate purposes; provided that proceeds of Advances shall not be used for any Hostile Acquisition.

         (b) No portion of the proceeds of any Advances under this Agreement shall be used by the Company or any of its Subsidiaries in any manner which might cause the Advances or the application of such proceeds to violate, or require any Lender to make any filing or take any other action under, Regulation U, Regulation T, or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Securities Exchange Act of 1934, as amended, in each case as in effect on the date or dates of such Advances and such use of proceeds.

         Section 2.15 Extension of the Commitment Termination Date. The Company may, upon not less than 30 days (but not more than 45 days) notice prior to the then current Commitment Termination Date to the Administrative Agent (which shall notify each Lender of receipt of such request), propose to extend the Commitment Termination Date for an additional 364 days measured from the Commitment Termination Date then in effect. Each Lender shall endeavor to respond to such request, whether affirmatively or negatively (such determination to be in the sole discretion of such Lender), by notice to the Company and the Administrative Agent no earlier than 30 days prior to the then current Commitment Termination Date (but in any event no later than 20 days prior to the then current Commitment Termination Date). Subject to the execution by the Borrowers, the Administrative Agent and such Lenders of a duly completed Extension Agreement in substantially the form of Exhibit E hereto, the Commitment Termination Date applicable to the Commitment of each Lender so affirmatively notifying the Company and the Administrative Agent shall be extended for the period specified above; provided that if the Administrative Agent receives a Notice of Borrowing of the Term Loan pursuant to the provisions of Section 2.17 no Commitment Termination Date of any Lender shall be extended and the Term Loan shall be made in accordance with Section 2.17; and provided further that no Commitment Termination Date of any Lender shall be extended unless by the date 15 days prior to the Termination Date then in effect Lenders having more than 50% in aggregate amount of the Commitments in effect at the time any such extension is requested shall have elected so to extend their Commitments. Any Lender which does not give such notice to the Company and the Administrative Agent by the date 15 days prior to the Commitment Termination Date then in effect shall be deemed to have elected not to extend as requested, and the Commitment of each non-extending Lender shall terminate on its Termination Date determined without giving effect to such requested extension. The Administrative Agent shall notify the Borrowers in writing of each Lender's decision no later than 10 days prior to the then existing Commitment Termination Date.

         Section 2.16 Substitution of Lenders. If any Lender requests compensation from a Borrower under Section 2.09(a) or (b) or Section 2.11 or if any Lender declines to extend its Commitment Termination Date pursuant to
Section 2.15, the Borrowers shall have the right, with the assistance of the Agents, to seek one or more Eligible Assignees (which may be one or more of the Lenders) reasonably satisfactory to the Agents and the Borrowers to purchase the Advances and assume the Commitments of such Lender, and the Borrowers, the Agents, such Lender, and such Eligible Assignees shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to Section 9.07(a) hereof to effect the assignment of rights to and the assumption of obligations by such Eligible Assignees; provided that (i) such requesting Lender shall be entitled to compensation under Section 2.09 and 2.11 for any costs incurred by it prior to its replacement, (ii) no Event of Default or Potential Event of Default has occurred and is continuing, (iii) the Borrowers have satisfied all of their respective obligations under the Loan Documents relating to such Lender, including without limitation obligations, if any, under Section 9.04(b),
(iv) in the case of the Commitments of any Lenders that have declined to extend their Commitment Termination Date pursuant to Section 2.15, the Lenders that have extended their Commitment Termination Date pursuant to Section 2.15 shall on a ratable basis have the right (but no obligation), for a period of seven days following receipt of notice from the Administrative Agent at the request of a Borrower that the Commitments of non-extending Lenders may be assumed, to assume the Commitments of such declining Lenders before any other Eligible Assignees assume such

Commitments, and (v) the Borrowers shall have paid the Administrative Agent a $3,500 administrative fee if such replacement Lender is not an existing Lender.

         Section 2.17 Term Loan.

         (a) Each Lender severally agrees on the terms and conditions set forth in this Agreement to make Advances in Dollars to the Company (upon request of the Company pursuant to this Agreement) on the Termination Date in an amount up to the sum of (i) the Dollar equivalent of the outstanding principal amount of the Advances made by such Lender and outstanding as of the opening of business on the Termination Date plus (ii) the amount available to be borrowed as Advances from such Lender as of the opening of business on the Termination Date. The aggregate of such Advances is collectively called the "Term Loan".

         (b) The Term Loan shall be made upon the irrevocable written notice (including notice via facsimile confirmed immediately by a telephone call) of the Company in the form of a Notice of Borrowing (which notice must be received by the Administrative Agent not later than 11:00 a.m. New York City time not less than three Business Days prior to the Termination Date), specifying: (A) the amount of the Term Loan which shall be in a principal amount not more than the sum of (i) the Dollar equivalent of the aggregate principal amount of the Advances which will be outstanding as of the opening of business on the Termination Date, plus (ii) the amount available to be borrowed from the Lenders as of the opening of business on the Termination Date; (B) whether the Term Loan is to be comprised of Base Rate Advances or EURO Rate Advances, and the amounts of such Advances; and (C) the Interest Period applicable to the Advances included in such notice; provided, that, the Term Loan shall be made only if the Company, in accordance with Section 2.15, shall have requested that the then current Termination Date be extended; and provided further that if the Term Loan is made no Commitment Termination Date of any Lender shall be extended.

         (c) The proceeds of the Term Loan, to the extent required, will be used to pay the principal amount of the Advances outstanding as of the opening of business on the Termination Date.

         Section 2.18 Increased Commitments; Additional Lenders.

         (a) No more than once per 364 day period from the Effective Date, the Company may, upon at least thirty (30) days, notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Lenders), propose to increase the aggregate amount of the Commitments in increments of $25,000,000, the total amount of all such increases not to exceed $50,000,000 (the amount of any such increase, the "Increased Commitments"); provided that at the time of and after giving effect to any increase in the Commitments (i) the Company's Long-Term Debt ratings from Moody's and S&P are better than or equal to Baa2 and BBB, respectively and (ii) no Event of Default or Potential Event of Default exists and is continuing. Each Lender party to this Agreement at such time shall have the right (but no obligation), for a period of fifteen (15) days following receipt of such notice, to elect by notice to the Company and the Administrative Agent to increase its Commitment by a principal amount which bears the same ratio to the Increased Commitments as its then Commitment bears to the aggregate Commitments then existing.

         (b) If any Lender party to this Agreement shall not elect to increase its Commitment pursuant to subsection (a) of this Section, the Company may designate another lender or other lenders reasonably acceptable to the Administrative Agent (which may be, but need not be, one or more of the existing Lenders) which at the time agree to (i) in the case of any such lender that is an existing Lender, increase its Commitment and (ii) in the case of any other such lender (an "Additional Lender"), become a party to this Agreement. The sum of the increases in the Commitments of the existing Lenders pursuant to this subsection (b) plus the Commitments of the Additional Lenders shall not in the aggregate exceed the amount of the Increased Commitments.

         (c) An increase in the aggregate amount of the Commitments pursuant to this Section 2.18 shall become effective upon the receipt by the Administrative Agent of an agreement in form and substance satisfactory to the Administrative Agent signed by the Company, by each Additional Lender and by each other Lender whose Commitment is to be increased, setting forth the new Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such evidence of appropriate corporate or other authorization on the part of the Company with respect to the Increased Commitments and such opinions of counsel for the Company with respect to the Increased Commitments as the Administrative Agent may reasonably request.

         Section 2.19 Borrowings by Designated Subsidiaries.

         (a) Subject to Section 2.19(b), the Company may, at any time or from time to time, designate one or more Subsidiaries as Borrowers hereunder by furnishing to the Administrative Agent a Borrower Designation and Acceptance, duly completed and executed by the Company and such Subsidiary provided that, at the time of such designation, the relevant Subsidiary satisfies the requirements of subclause (y) of the definition of Designated Subsidiary. Upon any such designation of a Subsidiary and satisfaction of the conditions set forth in
Section 2.19(b), such Subsidiary shall be deemed a party to this Agreement and shall have all of the rights and obligations of a Borrower under this Agreement and be bound in all respects by the terms hereof.

         (b) The effectiveness of the designation by the Company of a Subsidiary as a Borrower is subject to the condition precedent that the Administrative Agent shall have received on or before the date of the relevant Borrower Designation and Acceptance the following, each dated such day (unless otherwise stated), in form and substance satisfactory to the Administrative Agent and in sufficient copies for each Lender:

                  (i) Certified copies of the resolutions of the Board of Directors of the relevant Subsidiary approving the relevant Borrower Designation and Acceptance and this Agreement, and of all documents evidencing other necessary corporate or other action and governmental approvals, if any, with respect to the Borrower Designation and Acceptance or this Agreement;

                  (ii) A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the relevant Subsidiary certifying the names and true signatures of the officers of such Subsidiary authorized to sign the relevant Borrower Designation and Acceptance and the other documents to be delivered hereunder;

                  (iii) Copies of the relevant Subsidiary's organizational documents, certified as of the date of the relevant Borrower Designation and Acceptance by its Secretary or an Assistant Secretary (or equivalent officer);

                  (iv) Executed originals of the relevant Borrower Designation and Acceptance and the other documents to which the relevant Subsidiary is a party; and

                  (v) With respect to each Subsidiary so designated that is not an Approved Subsidiary, the Administrative Agent shall have received such other opinions of counsel, instruments, information or documents as the Administrative Agent or the Requisite Lenders may reasonably request.

                                  ARTICLE III
                     CONDITIONS OF EFFECTIVENESS AND LENDING

         Section 3.01 Conditions Precedent to Effectiveness.

         (a) The effectiveness of this Agreement is subject to the prior or concurrent satisfaction of the following conditions and the Administrative Agent shall have received for the account of each Bank the following, each, unless otherwise noted, dated the Effective Date, and in form and substance satisfactory to the Administrative Agent and the Arranger:

                  (i) Copies of resolutions of the Board of Directors of the Company (or its Executive Committee, together with evidence of the authority of the Executive Committee) approving this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, certified as of a recent date prior to the Effective Date.

                  (ii) A certificate of the Secretary or an Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered by the Company hereunder.

                  (iii) Certified copies of the Company's Certificate of Incorporation, together with a good standing certificate from the state of Michigan, each to be dated a recent date prior to the Effective Date;

                  (iv) Copies of the Company's Bylaws, certified as of the Effective Date by its Secretary or an Assistant Secretary;

                  (v) Executed originals of this Agreement and the other documents to be delivered by the Company hereunder;

                  (vi) Favorable opinions of Daniel J. Brondyk, Esq., Assistant General Counsel of the Company and Winston & Strawn, counsel to the Company, substantially in the form of Exhibits C-1 and C-2 hereto;

                  (vii) A favorable opinion of O'Melveny & Myers LLP, counsel for the Agents, substantially in the form of Exhibit D hereto;

                  (viii) A certificate of an authorized officer of the Company to the effect that since February 25, 2000, there has been no material adverse change in the operations, business or financial or other condition or properties of the Company and its Subsidiaries, taken as a whole;

                  (ix) Evidence of (i) the contemporaneous repayment of any indebtedness of the Company under the Existing Credit Agreement (including borrowings and accrued interest), (ii) the contemporaneous payment of fees payable, if any, by the Company under the Existing Credit Agreement and (iii) the contemporaneous termination of the Existing Credit Agreement on the Effective Date; and

                  (x) Evidence of (i) the contemporaneous repayment of any indebtedness of Steelcase Strafor SA under the Existing Euro Facilities (including borrowings and accrued interest), (ii) the contemporaneous payment of fees payable, if any, by Steelcase Strafor SA under the Existing Euro Facilities and (iii) the contemporaneous termination of the Existing Euro Facilities on the Effective Date.

         (b) The Agents shall have received such other approvals, opinions or documents as the Requisite Lenders through the Agents may reasonably request.

         Section 3.02 Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance on the occasion of a Borrowing (including the initial Borrowing) shall be subject to the further conditions precedent that (x) the Administrative Agent shall have received a Notice of Borrowing with respect thereto in accordance with Section 2.02, (y) if the Advance is to be made to a Designated Subsidiary, the conditions set forth in Section 2.19(b) with respect to such Designated Subsidiary shall have been satisfied, and (z) on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the relevant Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Company that on the date of such Borrowing such statements are true):

                  (i) The representations and warranties of the Company contained in Section 4.01 (other than in Section 4.01(e)(ii)) are correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates only to an earlier date, in which case they were correct as of such earlier date; and

                  (ii) No event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or a Potential Event of Default.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         Section 4.01 Representations and Warranties of the Company. The Company represents and warrants as follows:

         (a) Due Organization, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Material Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation in which failure to be so duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation would have a material adverse effect on the Company and its Subsidiaries, taken as a whole. The Company and each of its Material Subsidiaries are qualified to do business in and are in good standing under the laws of each jurisdiction in which failure to be so qualified would have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

         (b) Due Authorization, etc. The execution, delivery and performance by the Company of this Agreement and the other Loan Documents are within the Company's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Company's Certificate of Incorporation or
(ii) applicable law or any material contractual restriction binding on or affecting the Company or any of its Material Subsidiaries.

         (c) Governmental Consent. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Company of this Agreement and the other Loan Documents, other than those that have been obtained, all of which are listed on Schedule 4.01(c).

         (d) Validity. This Agreement is the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject to the effect of applicable bankruptcy, insolvency, arrangement, moratorium and other similar laws affecting creditors' rights generally and to the application of general principles of equity.

         (e) Condition of the Company. (i) The consolidated balance sheet of the Company and its Subsidiaries as at February 25, 2000, and the related consolidated statements of income and retained earnings of the Company and its Subsidiaries for the Fiscal Year then ended, copies of which have been previously furnished to each Bank, fairly present the consolidated financial condition of the Company and its Subsidiaries as at such date and the results of the operations of the Company and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied, and (ii) since February 25, 2000, there has been no material adverse change in the business, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries, taken as a whole.

         (f) Litigation. (i) There is no pending action or proceeding against the Company or any of its Subsidiaries before any court, governmental agency or arbitrator, and (ii) to the knowledge of the Company, there is no pending or threatened action or proceeding affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator, which in either case, in the reasonable judgment of the Company could reasonably be expected to materially adversely affect the financial condition or operations of the Company and its Subsidiaries, taken as a whole, or with respect to actions of third parties which purports to affect the legality, validity or enforceability of this Agreement or the other Loan Documents.

         (g) Margin Regulations. The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in any manner that violates, or would cause a violation of Regulation T, Regulation U or Regulation X. Less than 10 percent of the fair market value of the assets of (i) the Company or (ii) the Company and its Subsidiaries consists of Margin Stock.

         (h) Payment of Taxes. The Company and each of its Subsidiaries have filed or caused to be filed all material tax returns (federal, state, local and foreign) required to be filed by it and paid all material amounts of taxes shown thereon to be due, including interest and penalties, except for (i) such taxes as are being contested in good faith and by proper proceedings and with respect to which appropriate reserves are being maintained by the Company or any such Subsidiary, as the case may be or (ii) nonfilings or nonpayments which would not have a material adverse effect on the Company and its Subsidiaries taken as a whole.

         (i) Governmental Regulation. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940, each as amended, or to any Federal or state statute or regulation limiting its ability to incur indebtedness for money borrowed. No Subsidiary of the Company is subject to any regulation that would limit the ability of the Company to enter into or perform its obligations under this Agreement.

         (j) ERISA.

                  (i) No ERISA Event which might result in liability of the Company or any of its ERISA Affiliates in excess of $10,000,000 (or, in the case of an event described in clause (v) of the definition of ERISA Event, $750,000) (other than for premiums payable under Title IV of ERISA) has occurred or is reasonably expected to occur with respect to any Pension Plan.

                  (ii) Schedule B (Actuarial Information) to the most recently completed annual report prior to the Effective Date (Form 5500 Series) for each Pension Plan, which report has been filed with the Internal Revenue Service by the Company or an ERISA Affiliate, copies of which have been furnished to the Agents, is complete and, to the best knowledge of the Company, accurate, and since the date of such Schedule B there has been no material adverse change in the funding status of any such Pension Plan.

                  (iii) Neither the Company nor any ERISA Affiliate has incurred, or, to the best knowledge of the Company, is reasonably expected to incur, any Withdrawal Liability to any Multiemployer Plan that is or might be in excess of $10,000,000.

                  (iv) Neither the Company nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and, to the best knowledge of the Company, no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated within the meaning of Title IV of ERISA where such reorganization or termination has resulted, or could reasonably be expected to result, through increases in the contributions required to be made to such Multiemployer Plan, in a material adverse effect on the Company.

         (k) Environmental Matters. (i) The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws the non-compliance with which could reasonably be expected to have a material adverse effect on the financial condition or operations of the Company and its Subsidiaries, taken as a whole, and (ii) there has been no "release or threatened release of a hazardous substance" (as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss. 9601 et seq.) or any other release, emission or discharge into the environment of any hazardous or toxic substance, pollutant or other materials from the Company's or its Subsidiaries' property other than as permitted under applicable Environmental Law and other than those which would not have a material adverse effect on the financial condition or operations of the Company and its Subsidiaries, taken as a whole. Other than disposals (A) for which the Company has been indemnified in full or (B) which would not have a material adverse effect on the financial condition or operations of the Company and its Subsidiaries, taken as a whole, all "hazardous waste" (as defined by the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901 et seq. (1976) and the regulations thereunder, 40 CFR Part 261 ("RCRA")) generated at the Company's or any Subsidiaries' properties have in the past been disposed of at sites which maintain valid permits under RCRA and any applicable state or local Environmental Law.

         (l) Disclosure. As of the Effective Date, to the best of the Company's knowledge, no representation or warranty of the Company contained in this Agreement or any other Loan Document or in any other document, certificate or written statement furnished to the Banks by or on behalf of the Company contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such agreements, documents, certificates and statements not misleading in light of the circumstances in which the same were made.

                                   ARTICLE V
                            COVENANTS OF THE COMPANY

         Section 5.01 Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will, unless the Requisite Lenders shall otherwise consent in writing:

         (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, (i) complying with all applicable Environmental Laws and (ii) paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith, except where failure to so comply would not have a material adverse effect on the business, condition (financial or otherwise), operations or properties of the Company and its Subsidiaries, taken as a whole.

         (b) Reporting Requirements. Furnish to the Administrative Agent (in sufficient quantity for delivery to each Lender) for prompt distribution by the Administrative Agent to the Lenders:

                  (i) as soon as available and in any event within 55 days after the end of each of the first three quarters of each Fiscal Year, consolidated balance sheets as of the end of such quarter and consolidated statements of source and application of funds of the Company and its Subsidiaries and consolidated statements of income and retained earnings of the Company and its Subsidiaries for such quarter and the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter and certified by the chief financial officer or chief accounting officer of the Company;

                  (ii) as soon as available and in any event within 100 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Company and its Subsidiaries, containing financial statements (including a consolidated balance sheet and consolidated statement of income and cash flows of the Company and its Subsidiaries) for such year, certified by and accompanied by an opinion of BDO Seidman, LLP or other nationally recognized independent public accountants. The opinion shall be unqualified (as to going concern, scope of audit and disagreements over the accounting or other treatment of offsets) and shall state that such consolidated financial statements present fairly in all material respects the financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

                  (iii) together with each delivery of the financial statements of the Company and its Subsidiaries pursuant to subsections (i) and
         (ii) above, a Compliance Certificate for the relevant accounting period executed by the chief financial officer, treasurer or assistant treasurer of the Company demonstrating in reasonable detail compliance during and at the end of such accounting periods with the restrictions contained in Section 5.02(c), (d) and (e) (and setting forth the arithmetical computation required to show such compliance) and stating that the signer has reviewed the terms of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence at the end of such accounting period, and that the signer does not have knowledge of the existence as at the date of the Compliance Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken, is taking and proposes to take with respect thereto;

                  (iv) as soon as possible and in any event within five days after the occurrence of each Event of Default and each Potential Event of Default, continuing on the date of such statement, a statement of an authorized financial officer of the Company setting forth details of such Event of Default or Potential Event of Default and the action which the Company has taken and proposes to take with respect thereto;

                  (v) promptly after any material change in accounting policies or reporting practices, notice and a description in reasonable detail of such change;

                  (vi) promptly and in any event within 30 days after the Company or any ERISA Affiliate knows or has reason to know that any ERISA Event referred to in clause (i) of the definition of ERISA Event with respect to any Pension Plan has occurred which might result in liability to the PBGC in excess of $500,000 a statement of the chief accounting officer of the Company describing such ERISA Event and the action, if any, that the Company or such ERISA Affiliate has taken or proposes to take with respect thereto;

                  (vii) promptly and in any event within 15 days after the Company or any ERISA Affiliate knows or has reason to know that any ERISA Event (other than an ERISA Event referred to in (vi) above) with respect to any Pension Plan has occurred which might result in liability to the PBGC in excess of $500,000, a statement of the chief accounting officer of the Company describing such ERISA Event and the action, if any, that the Company or such ERISA Affiliate has taken or proposes to take with respect thereto;

                  (viii) promptly and in any event within five Business Days after receipt thereof by the Company or any ERISA Affiliate from the PBGC, copies of each notice from the PBGC of its intention to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan;

                  (ix) promptly and in any event within 30 days after receipt thereof by the Company or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Company or any ERISA Affiliate concerning (w) the imposition of Withdrawal Liability by a Multiemployer Plan in excess of $500,000, (x) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (y) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA or (z) the amount of liability incurred, or expected to be incurred, by the Company or any ERISA Affiliate in connection with any event described in clause (w), (x) or (y) above;

                  (x) promptly after the commencement thereof, notice of all material actions, suits and proceedings before any court or government department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company or any of its Subsidiaries, of the type described in Section 4.01(f);

                  (xi) promptly after the occurrence thereof, notice of (A) any event which makes any of the representations contained in Section 4.01(k) inaccurate in any material respect or (B) the receipt by the Company of any notice, order, directive or other communication from a governmental authority alleging violations of or noncompliance with any Environmental Law which could reasonably be expected to have a material adverse effect on the financial condition of the Company and its Subsidiaries, taken as a whole;

                  (xii) promptly after the Company obtains knowledge of any change in the rating established by S&P or Moody's, as applicable, with respect to Long-Term Debt, a notice of such change, which notice shall specify the new rating, the date on which such change was publicly announced, and such other information with respect to such change as any Lender through the Agent may reasonably request;

                  (xiii) promptly after the sending or filing thereof, copies of all reports which the Company sends to any of its public security holders, and copies of all reports and registration statements which the Company files with the SEC or any national security exchange; and

                  (xiv) such other information respecting the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

         (c) Corporate Existence, Etc. The Company will, and will cause each of its Material Subsidiaries to, at all times preserve and maintain its fundamental business and preserve and keep in full force and effect its corporate existence (except as permitted under Section 5.02(b) hereof) and all rights, franchises and licenses necessary or desirable in the normal conduct of its business; provided, however, that this paragraph (c) shall not apply in any case when, in the good faith business judgment of the Company, such preservation or maintenance is neither necessary nor appropriate for the prudent management of the business of the Company.

         (d) Inspection. The Company will permit and will cause each of its Material Subsidiaries to permit any authorized representative designated by the Agent or any Lender at the expense of the Agent or such Lender, to visit and inspect any of the properties of the Company or any of its Material Subsidiaries, including its and their financial and accounting records, and to take copies and to take extracts therefrom, and discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all during normal hours, upon reasonable notice and as often as may be reasonably requested.

         (e) Insurance. The Company will maintain and will cause each of its Material Subsidiaries to maintain insurance to such extent and covering such risks as is usual for companies engaged in the same or similar business and on request will advise the Agent of all insurance so carried.

         (f) Taxes. The Company will and will cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (x) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (y) all lawful claims that, if unpaid, might by law become a Lien upon their property; provided, however, that neither the Company nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge or levy (A) that is being contested in good faith and by proper proceedings and for which appropriate reserves are being maintained, or (B) the failure to pay or discharge which would not have a material adverse effect on the financial condition or operations of the Company and its Subsidiaries taken as a whole.

         (g) Maintenance of Books, Etc. The Company will, and will cause each of its Subsidiaries (other than any Subsidiary that had (i) revenues of less than $1,000,000 for the annual period ending on the last day of the most recently ended Fiscal Year and (ii) assets at such time of less than $1,000,000) to, keep proper books of records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each such Subsidiary that is a domestic Subsidiary in accordance with GAAP, and each such Subsidiary that is a foreign Subsidiary in accordance with customary accounting standards in the applicable jurisdiction, in each case consistently applied and consistent with prudent business practices.

         Section 5.02 Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, without the written consent of the Requisite Lenders:

         (a) Liens, Etc. The Company will not create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of the properties, income or assets of the Company or such Subsidiary, whether now owned or hereafter acquired, in each case to secure or provide for the payment of any Debt of any Person, unless the obligations of the Company as Borrower and Guarantor hereunder shall be secured equally and ratably with, or prior to, any such Debt; provided however that the foregoing restriction shall not apply to the following Liens which are permitted:

                  (i) Liens on any property, income or asset of any Subsidiary of the Company existing at the time such Person becomes a Subsidiary (other than any such Lien created in contemplation of becoming a Subsidiary);

                  (ii) purchase money Liens upon or in any property or asset acquired or held by the Company or any Subsidiary in the ordinary course of business to secure the purchase price of such property or asset or to secure Debt incurred solely for the purpose of financing the acquisition of such property or asset (provided that the amount of Debt secured by such Lien does not exceed 100% of the purchase price of such property and transaction costs relating to such acquisition) and Liens existing on such property or asset at the time of its acquisition (other than any such Lien created in contemplation of such acquisition); and the interest of the lessor thereof in any property that is subject to a Capital Lease;

                  (iii) any Lien securing Debt that was incurred prior to or during construction or improvement of property or within 365 days after the completion of such construction or improvement for the purpose of financing all or part of the cost of such construction or improvement, provided that (A) any such Lien shall extend solely to such property constructed or improved and (B) the amount of Debt secured by such Lien does not exceed 100% of the fair market value of such property after giving effect to such construction or improvement;

                  (iv) any Lien securing Debt that was incurred for the purpose of financing all or part of the manufacturing facility currently under construction in Kent County, Michigan, provided that (A) any such Lien shall extend solely to such facility and the property related thereto and (B) the amount of Debt secured by such Lien does not exceed an amount equal to the lesser of $70,000,000 and 100% of the fair market value of such facility and property after giving effect to completion of such construction;

                  (v) any Lien securing Debt of a Subsidiary owing to the Company;

                  (vi) Liens resulting from any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Debt secured by any Lien referred to in clauses (i), (ii), (iii) and (iv) above so long as (x) the aggregate principal amount of such Debt shall not exceed the amount otherwise permitted in clauses (i), (ii), (iii) or (iv), as relevant, as a result of such extension, renewal or replacement and (y) Liens resulting from any such extension, renewal or replacement shall cover only such property which secured the Debt that is being extended, renewed or replaced;

                  (vii) Liens on receivables securing Debt of SFSI or any Subsidiary of SFSI, so long as the obligations of SFSI or such Subsidiary secured by such Liens are nonrecourse to the Company or any of its Subsidiaries other than SFSI or such Subsidiary, provided that the Company may enter into, and be liable in respect to, a limited performance guaranty regarding the accuracy of any customary representations and warranties made by SFSI or such Subsidiary in respect of such receivables and the billing, monitoring and collection functions of SFSI or such Subsidiary, as servicer, in respect of such receivables, and provided further that at any time, the aggregate outstanding amount of Debt of SFSI and its Subsidiaries that is secured by such receivables does not exceed $500,000,000; and

                  (viii) Liens other than Liens permitted in clauses (i) through
         (vii) hereof, whether now existing or hereafter arising, securing Debt in an aggregate amount not exceeding $75,000,000.

         (b) Restrictions on Fundamental Changes. The Company will not, and will not permit any of its Material Subsidiaries to, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or a substantial portion of its assets (whether now owned or hereafter acquired) to any Person, or enter into any partnership, joint venture, syndicate, pool or other combination, unless no Event of Default or Potential Event of Default would result therefrom and, in the case of a merger or consolidation of the Company,
(i) the Company is the surviving entity or (ii) the surviving entity assumes all of the Company's obligations as Borrower and Guarantor under this Agreement in a manner satisfactory to the Requisite Lenders.

         (c) Minimum Net Worth. The Company will not permit at any time Net Worth to be less than the sum of (i) Net Worth as of February 25, 2000, plus
(ii) 25% of Net Income (if a positive number) from February 25, 2000 to the then most recent Fiscal Year End or Fiscal Second Quarter End, plus (iii) all Additions to Capital from February 25, 2000 to the then most recent Fiscal Year End or Fiscal Second Quarter End.

         (d) Maximum Debt Ratio. The Company will not permit at any time the ratio of (i) Debt of the Company and its Subsidiaries on a consolidated basis to
(ii) EBITDA, for each period consisting of the most recently ended four consecutive fiscal quarters of the Company, to exceed 3.25 to 1.00.

         (e) Minimum Interest Coverage Ratio. Permit the ratio of (A) EBITDA to
(B) interest expense of the Company and its Subsidiaries on a consolidated basis, in each case for the four fiscal quarters ending on the last day of any fiscal quarter of the Company to be less than 4.50:1.00.

                                   ARTICLE VI
                                EVENTS OF DEFAULT

         Section 6.01 Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

         (a) A Borrower or the Guarantor shall fail to pay any principal of any Advance when the same becomes due and payable or a Borrower or the Guarantor shall fail to pay any interest on any Advance or any fees or other amounts payable hereunder within three Business Days of the date due; or

         (b) Any representation or warranty made or deemed made by the Company herein or by the Company pursuant to this Agreement (including any notice, certificate or other document delivered hereunder) shall prove to have been incorrect in any material respect when made; or

         (c) The Company shall fail to perform or observe (i) any term, covenant or agreement contained in this Agreement (other than any term, covenant or agreement contained in Section 5.01(b)(iv), 5.01(c) or 5.02) on its part to be performed or observed and the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 30 days after the Company obtains knowledge of such breach or (ii) any term, covenant or agreement contained in Section 5.01(b)(iv), 5.01(c) or 5.02; or

         (d) The Company or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $25,000,000 in the aggregate (but excluding Debt arising under this Agreement) of the

Company or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or the Company or any of its Subsidiaries shall fail to perform or observe any other agreement, term or condition contained in any agreement or instrument relating to any such Debt (or if any other event or condition of default under any such agreement or instrument shall exist) and such failure, event or condition shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure, event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable as a result of such failure, event or condition; or

         (e) The Company or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for a substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

         (f) Any judgment or order for the payment of money in excess of $25,000,000 shall be rendered against the Company or any of its Material Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon a final or nonappealable judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

         (g) Any provision of the Guaranty shall for any reason cease to be valid and binding on the Guarantor or the Guarantor shall so state in writing; or

         (h)

                  (i) Any ERISA Event with respect to a Pension Plan shall have occurred and, 30 days after notice thereof shall have been given to the Company by the Agent, (x) such ERISA Event shall still exist and (y) the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Pension Plan and the Insufficiency of any and all other Pension Plans with respect to which an ERISA Event shall have occurred and then exist (or in the case of a Pension Plan with respect to which an ERISA Event described in clause (iii) through (vii) of the definition of ERISA Event shall have occurred and then exist, the liability related thereto) is equal to or greater than $25,000,000; or

                  (ii) The Company or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred an aggregate Withdrawal Liability for all years to such Multiemployer Plan in an amount that, when aggregated with all other amounts then required to be paid to Multiemployer Plans by the Company and its ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $25,000,000 and it is reasonably likely that all amounts then required to be paid to Multiemployer Plans by the Company and its ERISA Affiliates as Withdrawal Liability will exceed $25,000,000; or

                  (iii) The Company or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and it is reasonably likely that as a result of such reorganization or termination the aggregate annual contributions of the Company and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan year of such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $25,000,000; or

         (i) any Person or two or more Persons acting in concert (other than members of the Existing Control Group) shall have acquired beneficial ownership or the right to acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company (or other securities convertible into such securities) representing 35% or more of the combined voting power of all securities of the Company entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency ("Share Acquisition");


then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Requisite Lenders, by notice to the Company, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Requisite Lenders, by notice to the Company, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company and the other Borrowers; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code or the expiration of the 60-day grace period provided in Section 6.01(e), (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company and the other Borrowers.

                                  ARTICLE VII
                              ADMINISTRATIVE AGENT

         Section 7.01 Authorization and Action. Each Lender hereby appoints and authorizes CUSA to act as the Administrative Agent under this Agreement and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Advances and other amounts owing hereunder), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any of the Loan Documents or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by any Borrower pursuant to the terms of the Loan Documents.

         Section 7.02 Agents' Reliance, Etc. Neither the Agents nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with any of the Loan Documents, except for their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agents:
(i) may treat the payee of any Advance as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender which is the payee of such Advance, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (ii) may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with any of the Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of the Loan Documents on the part of any Borrower or to inspect the property (including the books and records) of any Borrower;
(v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any of the Loan Documents or any other instrument or document furnished pursuant hereto; and
(vi) shall incur no liability under or in respect of any of the Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

         Section 7.03 CUSA and Affiliates. With respect to its Commitment and the Advances made by it, CUSA shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not an Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include CUSA in its individual capacity. CUSA and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business (including without limitation the investment banking business) with, the Company, any of its Subsidiaries and any Person who may do business with or own securities of the Company or any such Subsidiary, all as if CUSA was not an Agent and without any duty to account therefor to the Lenders.

         Section 7.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

         Section 7.05 Indemnification. The Lenders agree to indemnify the Agents (to the extent not reimbursed by the Borrowers), ratably according to the respective principal amounts of the Advances then held by each of them (or if no such Advances are at the time outstanding or if any such Advances are held by Persons which are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against any such Agent in any way relating to or arising out of any of the Loan Documents or any action taken or omitted by such Agent under any of the Loan Documents, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse such Agent promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, syndication, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, the Loan Documents, to the extent that such Agent is not reimbursed for such expenses by the Borrowers.

         Section 7.06 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Company and may be removed at any time with or without cause by the Requisite Lenders. Upon any such resignation or removal, the Requisite Lenders shall have the right to appoint a successor Agent (such Agent, so long as no Event of Default has occurred and is continuing, being reasonably acceptable to the Company). If no successor Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Requisite Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a commercial bank organized under the laws of the United States of America or of any State thereof or any Bank and, in each case having a combined capital and surplus of at least $50,000,000 (and so long as no Event of Default has occurred and is continuing, that is reasonably acceptable to the Company). Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

         Section 7.07 Other Agents. None of the Lenders identified on the facing page or signature pages of this Agreement or elsewhere herein as a "Co-Documentation Agent" or a "Syndication Agent" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified as a "Co-Documentation Agent" or "Syndication Agent" shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

                                  ARTICLE VIII
                                  THE GUARANTY

         Section 8.01 Guaranty of the Guarantied Obligations. The Guarantor hereby irrevocably and unconditionally guaranties, as primary obligor and not merely as surety, the due and punctual payment in full of all Guarantied Obligations when and as the same shall become due, whether at stated maturity, by required prepayment or declaration of (or in certain circumstances automatic) acceleration (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. ss. 362(a)). The term "Guarantied Obligations" is used herein in its most comprehensive sense and includes:

         (a) any and all obligations of the Borrowers in respect of notes, advances, borrowings, loans, debts, interest, fees, costs, expenses (including, without limitation, legal fees and expenses of counsel), indemnities and liabilities of whatsoever nature now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, arising under or in connection with this Agreement, including those arising under successive borrowing transactions under this Agreement which shall either continue such obligations of the Borrowers or from time to time renew them after they have been satisfied; and

         (b) those expenses set forth in Section 8.07 hereof.

This Article VIII, as it may be amended, amended and restated, supplemented or otherwise modified from time to time, is sometimes referred to herein as the "Guaranty" or this "Guaranty". As used in this Article VIII, the term "Borrower" or "Borrowers" does not include the Company.

         Section 8.02 Liability of the Guarantor. The Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than indefeasible payment in full of the Guarantied Obligations. In furtherance of the foregoing and without limiting the generality thereof, the Guarantor agrees as follows:

         (a) This Guaranty is a guaranty of payment when due and not of collectibility.

         (b) The obligations of the Guarantor hereunder are independent of the obligations of the Borrowers hereunder and the obligations of any other guarantor of the obligations of the Borrowers hereunder, and a separate action or actions may be brought and prosecuted against the Guarantor whether or not any action is brought against the Borrowers or any of such other guarantors and whether or not the Borrowers are joined in any such action or actions.

         (c) The Guarantor's payment of a portion, but not all, of the Guarantied Obligations shall in no way limit, affect, modify or abridge the Guarantor's liability for any portion of the Guarantied Obligations which has not been paid. Without limiting the generality of the foregoing, if the Agent is awarded a judgment in any suit brought to enforce the Guarantor's covenant to pay a portion of the Guarantied Obligations, such judgment shall not be deemed to release the Guarantor from its covenant to pay the portion of the Guarantied Obligations that is not the subject of such suit.

         (d) The Agent or any Lender, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any reduction, limitation, impairment, discharge or termination of the Guarantor's liability hereunder, from time to time may (i) renew, extend (whether pursuant to Section 2.18 or otherwise), accelerate (in accordance with the terms of this Agreement), increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guarantied Obligations, (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guarantied Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guarantied Obligations and take and hold security for the payment of this Guaranty or the Guarantied Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guarantied Obligations, any other guaranties of the Guarantied Obligations, or any other obligation of any Person with respect to the Guarantied Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of Agent or any Lender in respect of this Guaranty or the Guarantied Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Agent or Lenders, or any of them, may have against any such security, as Agent in its discretion may determine consistent with this Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantor against the Borrowers or any security for the Guarantied Obligations; and (vi) exercise any other rights available to it hereunder.

         (e) This Guaranty and the obligations of the Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than indefeasible payment in full of the Guarantied Obligations), including without limitation the occurrence of any of the following, whether or not the Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising hereunder, at law, in equity or otherwise) with respect to the Guarantied Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guarantied Obligations;
(ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including without limitation provisions relating to events of default) of this Agreement, or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guarantied Obligations, in each case whether or not in accordance with the terms of this Agreement or any agreement relating to such other guaranty or security; (iii) the Guarantied Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect;
(iv) the application of payments received from any source (other than payments received from the proceeds of any security for the Guarantied Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guarantied Obligations) to the payment of indebtedness other than the Guarantied Obligations, even though Agent or Lenders, or any of them, might have elected to apply such payment to any part or all of the Guarantied Obligations; (v) any Lender's or Agent's consent to the change, reorganization or termination of the corporate or organizational structure or existence of the Company or any of its Subsidiaries and to any corresponding restructuring of the Guarantied Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guarantied Obligations; (vii) any defenses which the Borrowers may allege or assert against Agent or any Lender in respect of the Guarantied Obligations, including but not limited to statute of frauds, statute of limitations, and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of the Guarantor as an obligor in respect of the Guarantied Obligations.

         Section 8.03 Waivers by the Guarantor. The Guarantor hereby waives, for the benefit of Lenders and Agent:

         (a) any right to require Agent or Lenders, as a condition of payment or performance by the Guarantor, to (i) proceed against the Borrowers, any other guarantor of the Guarantied Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrowers, any other guarantor of the Guarantied Obligations or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of Agent or any Lender in favor of the Borrowers or any other Person, or (iv) pursue any other remedy in the power of Agent or any Lender whatsoever;

         (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrowers including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Guarantied Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrowers from any cause other than indefeasible payment in full of the Guarantied Obligations;

         (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

         (d) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of the Guarantor's obligations hereunder, (ii) the benefit of any statute of limitations affecting the Guarantor's liability hereunder or the enforcement hereof, and (iii) promptness, diligence and any requirement that Agent or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto;

         (e) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guarantied Obligations or any agreement related thereto, notices of any extension of credit to the Borrowers and notices of any of the matters referred to in Section 8.02 and any right to consent to any thereof; and

         (f) any other defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty.

         Section 8.04 Payment by the Guarantor. The Guarantor hereby agrees, in furtherance of the foregoing and not in limitation of any other right which Agent or any other Person may have at law or in equity against the Guarantor by virtue hereof, upon the failure of the Borrowers to pay any of the Guarantied Obligations when and as the same shall become due, whether at stated maturity, by required prepayment or declaration of (or, in certain circumstances, automatic) acceleration, (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. ss. 362(a)), the Guarantor will on demand by the Agent pay, or cause to be paid, in cash, to Agent for the benefit of Lenders, an amount equal to the sum of the unpaid principal amount of all Guarantied Obligations then due as aforesaid, accrued and unpaid interest on such Guarantied Obligations (including, without limitation, interest which, but for the filing of a petition in bankruptcy with respect to the Borrowers, would have accrued on such Guarantied Obligations, whether or not a claim is allowed against the Borrowers for such interest in any such bankruptcy proceeding) and all other Guarantied Obligations then owed to Agent and/or Lenders as aforesaid.

         Section 8.05 Subrogation. Until the Guarantied Obligations shall have been indefeasibly paid in full, the Guarantor shall withhold exercise of (a) any right of subrogation,

(b) any right of contribution the Guarantor may have against any other guarantor of the Guarantied Obligations, (c) any right to enforce any remedy which Agent or any Lender now has or may hereafter have against the Borrowers or (d) any benefit of, and any right to participate in, any security now or hereafter held by Agent or any Lender. The Guarantor further agrees that, to the extent that its agreement to defer exercising any of its rights of subrogation and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation the Guarantor may have against the Borrowers or against any collateral or security, and any rights of contribution the Guarantor may have against any other guarantor, shall be junior and subordinate to any rights Agent or Lenders may have against the Borrowers, to all right, title and interest Agent or Lenders may have in any such collateral or security, and to any right Agent or Lenders may have against such other guarantor. Agent, on behalf of Lenders, may use, sell or dispose of any item of collateral or security as it sees fit without regard to any subrogation rights the Guarantor may have, and upon any such disposition or sale any rights of subrogation the Guarantor may have shall terminate. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all Guarantied Obligations shall not have been paid in full, such amount shall be held in trust for Agent on behalf of Lenders and shall forthwith be paid over to Agent for the benefit of Lenders to be credited and applied against the Guarantied Obligations in accordance with the terms of this Agreement or any applicable security agreement.

         Section 8.06 Subordination of Other Obligations. Any indebtedness of the Borrowers or any Subsidiary of the Borrowers now or hereafter held by the Guarantor is hereby subordinated in right of payment to the Guarantied Obligations, and any such indebtedness of the Borrowers or any Subsidiary of the Borrowers to the Guarantor collected or received by the Guarantor after an Event of Default resulting from a payment default has occurred and is continuing or after an acceleration of the Guarantied Obligations shall be held in trust for Agent on behalf of Lenders and shall forthwith be paid over to Agent for the benefit of Lenders to be credited and applied against the Guarantied Obligations but without affecting, impairing or limiting in any manner the liability of the Guarantor under any other provision of this Guaranty.

         Section 8.07 Expenses. The Guarantor agrees to pay, or cause to be paid, and to save Agent and Lenders harmless against liability for, any and all reasonable costs and out-of-pocket expenses (including fees and disbursements of counsel) incurred or expended by Agent or any Lender in connection with the enforcement of or preservation of any rights under this Guaranty.

         Section 8.08 Continuing Guaranty; Termination of Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guarantied Obligations shall have been indefeasibly paid in full and the Commitments of all Lenders shall have terminated.

         Section 8.09 Authority of the Guarantor or the Borrowers. It is not necessary for Lenders or Agent to inquire into the capacity or powers of the Guarantor or the Borrowers or the officers, directors or any agents acting or purporting to act on behalf of any of them.

         Section 8.10 Financial Condition of the Borrowers. Any Advances may be granted to the Borrowers or continued from time to time without notice to or authorization from Guarantor regardless of the financial or other condition of the Borrowers at the time of any such grant or continuation. Lenders and Agent shall have no obligation to disclose or discuss with the Guarantor their assessment, or the Guarantor's assessment, of the financial condition of the Borrowers. The Guarantor has adequate means to obtain information from the Borrowers on a continuing basis concerning the financial condition of the Borrowers and their ability to perform its obligations hereunder, and the Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrowers and of all circumstances bearing upon the risk of nonpayment of the Guarantied Obligations. The Guarantor hereby waives and relinquishes any duty on the part of Agent or any Lender to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrowers now known or hereafter known by Agent or any Lender.

         Section 8.11 Rights Cumulative. The rights, powers and remedies given to Lenders and Agent by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Lenders and Agent by virtue of any statute or rule of law or under this Agreement or any agreement between any Borrower and Lenders and/or Agent. Any forbearance or failure to exercise, and any delay by any Lender or Agent in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

         Section 8.12 Bankruptcy; Post-Petition Interest; Reinstatement of the Guaranty.

         (a) So long as any Guarantied Obligations remain outstanding, the Guarantor shall not, without the prior written consent of Agent in accordance with the terms of this Agreement, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency proceedings of or against the Borrowers. The obligations of the Guarantor under this Guaranty shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrowers or by any defense which the Borrowers may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

         (b) The Guarantor acknowledges and agrees that any interest on any portion of the Guarantied Obligations which accrues after the commencement of any proceeding referred to in clause (a) above (or, if interest on any portion of the Guarantied Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Guarantied Obligations if said proceedings had not been commenced) shall be included in the Guarantied Obligations because it is the intention of the Guarantor and Agent that the Guarantied Obligations which are guarantied by the Guarantor pursuant to this Guaranty should be determined without regard to any rule of bankruptcy or other similar laws or which may relieve the Borrowers of any portion of such Guarantied Obligations. The Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Agent, or allow the claim of Agent in respect of, any such interest accruing after the date on which such proceeding is commenced.

         (c) In the event that all or any portion of the Guarantied Obligations are paid by the Borrowers, the obligations of the Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from Agent or any Lender as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guarantied Obligations for all purposes under this Guaranty.

         Section 8.13 Successors and Assigns. This Guaranty is a continuing guaranty and shall be binding upon the Guarantor and its successors and assigns. This Guaranty shall inure to the benefit of Lenders, Agent and their respective successors and assigns. The Guarantor shall not assign this Guaranty or any of the rights or obligations of the Guarantor hereunder without the prior written consent of all Lenders. Any Lender may, without notice or consent, assign its interest in this Guaranty in whole or in part. The terms and provisions of this Guaranty shall inure to the benefit of any assignee or transferee of any rights and obligations under this Agreement, and in the event of such transfer or assignment the rights and privileges herein conferred upon Lenders and Agent shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

         Section 8.14 Further Assurances. At any time or from time to time, upon the request of the Agent, the Guarantor shall execute and deliver such further documents and do such other acts and things as the Agent may reasonably request in order to effect fully the purposes of this Guaranty.

                                   ARTICLE IX
                                  MISCELLANEOUS

         Section 9.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrowers and the Requisite Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) subject to Section 2.18, increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder, (f) limit or release the liability of the Guarantor under the Guaranty, (g) postpone any date fixed for payment under the Guaranty or (h) amend Section 2.14 or this Section 9.01; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement.

         Section 9.02 Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered, if to the Company or the Borrowers, at 901 44th Street SE, Grand Rapids, MI 49508, Attn: General Counsel; if to any Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; if to the Administrative Agent at its address at Citicorp USA, Inc., Loan Syndications Operations, 2 Penns Way, Suite 200, New Castle, Delaware, 19720 (with a copy of notices, other than those given pursuant to Sections 2.01 through 2.13 hereof, to Citicorp USA, Inc. c/o Citicorp North America, Inc., 500 West Madison, 7th Floor, Chicago, IL, 60661;
Attention: Caroline Stead); or, as to the Company, the Borrowers or Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrowers and the Agents. All such notices and communications shall, when personally delivered, mailed, telecopied, telegraphed, telexed or cabled, be effective when personally delivered, after five (5) days after being deposited in the mails, when confirmed by telecopy response, when delivered to the telegraph company, when confirmed by telex answerback or when delivered to the cable company, respectively, except that notices and communications to the Administrative Agent pursuant to Article II or VII shall not be effective until received by the Administrative Agent.

         Section 9.03 No Waiver; Remedies. No failure on the part of any Lender or Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         Section 9.04 Costs, Expenses and Indemnification.

         (a) The Borrowers jointly and severally agree, regardless of whether the Effective Date occurs, to pay promptly on demand all reasonable costs and out-of-pocket expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, syndication, modification and amendment of this Agreement, and the other documents to be delivered hereunder or thereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent (including the allocated time charges of the Administrative Agent's legal department, as its internal counsel) with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement. The Borrowers further jointly and severally agree to pay promptly on demand all costs and expenses of the Administrative Agent and of each Lender, if any (including, without limitation, reasonable counsel fees and out-of-pocket expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and out-of-pocket expenses in connection with the enforcement of rights under this
Section 9.04(a).

         (b) If any payment of principal of any EURO Rate Advance is made by any Borrower other than on the last day of the Interest Period for such Advance, as a result of a payment pursuant to Section 2.05 or acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, such Borrower shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance; provided that conversion of a EURO Rate Advance to a Base Rate Advance in accordance with the provisions of Section 2.02(b)(iii) shall not be considered a payment for purposes of this Section 9.04(b).

         (c) The Borrowers jointly and severally agree to indemnify and hold harmless the Agent, each Lender and each director, officer, employee, agent, attorney and affiliate of the Agent and each Lender (each an "indemnified person") in connection with any expenses, losses, claims, damages or liabilities to which an Agent, a Lender or such indemnified persons may become subject, insofar as such expenses, losses, claims, damages or liabilities (or actions or other proceedings commenced or threatened in respect thereof) arise out of the transactions referred to in this Agreement or arise from any use or intended use of the proceeds of the Advances, or in any way arise out of activities of the Borrowers or the Guarantor that violate Environmental Laws, and to reimburse the Agent, each Lender and each indemnified person, upon their demand, for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability, or action or other proceeding, whether commenced or threatened (whether or not the Agent, such Lender or any such person is a party to any action or proceeding out of which any such expense arises). Notwithstanding the foregoing, the Borrowers and the Guarantor shall have no obligation hereunder to an indemnified person with respect to indemnified liabilities which have resulted from the gross negligence, bad faith or willful misconduct of such indemnified person.

         Section 9.05 Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (time or demand, provisional or final, or general, but not special) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Borrower against any and all of the obligations of any Borrower now or hereafter existing under this Agreement that are then due and payable, whether or not such Lender shall have made any demand under this Agreement. Each Lender agrees promptly to notify the applicable Borrower after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

         Section 9.06 Binding Effect; Entire Agreement.

         (a) This Agreement shall be deemed to have been executed and delivered when it shall have been executed by the Company, the Guarantor and the Administrative Agent and when the Administrative Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Guarantor, the Administrative Agent and each Lender and their respective successors and permitted assigns, except that the Borrowers and the Guarantor shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of all Lenders. At the time of the effectiveness of this Agreement, (i) this Agreement shall supersede the Existing Credit Agreement and (ii) the Existing Credit Agreement shall automatically terminate and be of no further force and effect.

         (b) This Agreement (including the Schedules and Exhibits attached hereto) and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

         Section 9.07 Assignments and Participations.

         (a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender's rights and obligations under this Agreement, (ii) after giving effect to any such assignment, (1) the assigning Lender shall no longer have any Commitment or (2) the amount of the Commitment of both the assigning Lender and the Eligible Assignee party to such assignment (in each case determined as of the date of the Assignment and Acceptance with respect to such assignment) shall not be less than $5,000,000 and assigned amounts must be in increments of $1,000,000, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, and a processing and recordation fee of $3,500 to the Administrative Agent, and (v) the Company and the Administrative Agent shall have consented to such assignment, which consent shall not be unreasonably withheld; except that such consent shall not be required for an assignment to another Lender or an Affiliate of a Lender and such consent by the Company shall not be required if an Event of Default has occurred and is continuing. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto); provided that with respect to any amounts payable as of the date of such assignment pursuant to Sections 2.09, 2.11 or 9.04, the Borrowers shall have no greater obligation to the assignee than it had to the assignor. Any Lender may at any time pledge or assign all or any portion of its rights hereunder to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder.

         (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any of the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any of the Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the Guarantor or the performance or observance by the Borrowers or the Guarantor of any of their obligations under any of the Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee confirms that it has received a copy of the Loan Documents, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agents, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (v) such assignee confirms that it is an Eligible Assignee;
(vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to such Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

         (c) Within five (5) days of its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee (together with a processing and recordation fee of $3,500 with respect thereto) and upon evidence of consent of the Company and the Agent thereto, which consent shall not be unreasonably withheld, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (1) accept such Assignment and Acceptance and (2) record the information contained therein in the Register. All communications with the Company with respect to such consent of the Company shall be sent pursuant to Section 9.02.

         (d) The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, the

Commitment Termination Date of, and with respect to each Borrower, the principal amount of the Advances owing to, each such Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of the Loan Documents. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

         (e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it; provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Advance for all purposes of this Agreement, (iv) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents,
(v) no Lender shall grant any participation under which the participant shall have rights to require such Lender to take or omit to take any action hereunder or under the other Loan Documents or approve any amendment to or waiver of this Agreement or the other Loan Documents, except to the extent such amendment or waiver would: (A) extend the Termination Date of such Lender; or (B) reduce the interest rate or the amount of principal or fees applicable to Advances or the Commitment in which such participant is participating or change the date on which interest, principal or fees applicable to Advances or the Commitment in which such participant is participating are payable, (vi) such Lender shall notify the Borrowers of the sale of the participation; except that such notice shall not be required for a sale of a participation to an Affiliate of a Lender, and (vii) the Person purchasing such participation shall not have any rights under this Agreement and shall agree to customary provisions relating to the confidentiality of non-public information received by such Person in connection with its purchase of the participation.

         (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrowers or the Guarantor furnished to such Lender by or on behalf of the Borrowers or the Guarantor; provided that, prior to any such disclosure, the assignee or Participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrowers or the Guarantor received by it from such Lender.

         Section 9.08 Confidentiality. Each Agent and each Lender agrees, insofar as is legally possible, to use its reasonable best efforts to keep in confidence all financial data and other information relative to the affairs of the Borrowers or the Guarantor heretofore furnished or which may hereafter be furnished to it pursuant to the provisions of this Agreement; provided, however, that this Section 9.08 shall not be applicable to information which is or becomes available to a Lender from a source other than the Borrowers; and provided further that such obligation of each Agent and each Lender shall be subject to each

Agent's and each Lender's (a) obligation to disclose such information pursuant to a request or order under applicable laws and regulations or pursuant to a subpoena or other legal process, (b) right to disclose any such information to bank examiners, its Affiliates (including, without limitation, in the case of CUSA, Salomon Smith Barney Inc.), bank auditors, accountants and its counsel and other Agents and Lenders, and (c) right to disclose any such information, (i) in connection with the transactions set forth herein including assignments and sales of participation interests pursuant to Section 9.07 hereof or (ii) in or in connection with any litigation or dispute involving the Agents, the Lenders and the Borrowers or any transfer or other disposition by such Lender of any of its Advances or other extensions of credit by such Lender to the Company or any of its Subsidiaries, provided that information disclosed pursuant to this proviso shall be so disclosed subject to such procedures as are reasonably calculated to maintain the confidentiality thereof.

         Section 9.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

         Section 9.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         Section 9.11 Consent to Jurisdiction; Waiver of Immunities. The Borrowers and the Guarantor hereby irrevocably submit to the nonexclusive jurisdiction of any New York state or Federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement, and the Borrowers and the Guarantor hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York state or Federal court. The Borrowers and the Guarantor hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrowers and the Guarantor agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this
Section 9.11 shall affect the right of any Lender or Agent to serve legal process in any other manner permitted by law or affect the right of any Lender or Agent to bring any action or proceeding against the Borrowers or the Guarantor or their respective property in the courts of any other jurisdiction.

         Section 9.12 Waiver of Trial by Jury. THE BORROWERS, THE GUARANTOR, THE BANKS, THE AGENTS AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, EACH OTHER LENDER HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. The Borrowers, the Guarantor, the Banks, the Agents and, by its acceptance of the benefits hereof, each other Lender (i) acknowledges that this waiver is a material inducement for the Borrowers, the Guarantor, the Lenders and the Agents to enter into a business relationship, that the Borrowers, the Guarantor, the Lenders and the Agents have already relied on this waiver in entering into this Agreement or accepting the benefits thereof, as the case may be, and that each will continue to rely on this waiver in their related future dealings and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

         Section 9.13 Survival of Warranties. All agreements, representations and warranties made in this Agreement shall survive the execution and delivery of this Agreement and any increase in the Commitments under this Agreement.

         Section 9.14 Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

         Section 9.15 Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

         Section 9.16 Judgment.

         (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under any promissory note of any Borrower issued pursuant to this Agreement in any currency (the "Original Currency") into another currency (the "Other Currency") the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Agent could purchase the Original Currency with the Other Currency at London, England on the second Business Day preceding that on which final judgment is given.

         (b) The obligation of a Borrower in respect of any sum due in the Original Currency from it to any Lender or the Agent hereunder shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be) of any sum adjudged to be so due in such Other Currency such Lender or the Agent (as the case may be) may, in accordance with normal banking procedures, purchase Original Currency with such Other Currency; if the amount of the Original Currency so purchased is less than the sum originally due to such Lender or the Agent (as the case may be) in the Original Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to any Lender or the Agent (as the case may be) in the Original Currency, such Lender or the Agent (as the case may be) agrees to remit to such Borrower such excess.



                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                STEELCASE INC., a Michigan corporation, as a Borrower and Guarantor


                                By     /s/ Brian J. O'Donnell
                                       ----------------------------------------
                                Name:  Brian J. O'Donnell
                                Title: Director, Corporate Treasury Services


                                BNP PARIBAS, as a Co-Documentation Agent and a Lender

                                By     /s/ D. Bresson  /  Nadine Mohr
                                       ----------------------------------------
                                Name:  D. Bresson      /  Nadine Mohr
                                Title:


                                SG-CHICAGO BRANCH, as Syndication Agent and a Lender

                                By     /s/ Eric E.O. Siebert Jr.
                                       ----------------------------------------
                                Name:  Eric E.O. Siebert Jr.
                                Title: Director


                                CITICORP USA, INC., as Administrative Agent and a Lender

                                By     /s/ Mary O'Connell
                                       ----------------------------------------
                                Name:  Mary O'Connell
                                Title: Vice President


                                BANK ONE, MICHIGAN, as a Co-Documentation Agent and a Lender

                                By     /s/ Thomas A. Gamm
                                       ----------------------------------------
                                Name:  Thomas A. Gamm
                                Title: First Vice President


                                BANK OF AMERICA, N.A., as a Co-Documentation
                                Agent and a Lender

                                By     /s/ Robert Mauriello
                                       ----------------------------------------
                                Name:  Robert Mauriello
                                Title: Vice President

                      THE NORTHERN TRUST COMPANY, as a Lender

                      By     /s/ Roger McDougal
                             ---------------------------------------------------
                      Name:  Roger McDougal
                      Title: Second Vice President


                      CREDIT LYONNAIS, as a Lender

                      By     /s/ Bruno Choppin
                             ---------------------------------------------------
                      Name:  Bruno Choppin
                      Title: Homme d'Affairs


                      CREDIT AGRICOLE INDOSUEZ - CHICAGO BRANCH, as a Lender

                      By     /s/ Richard A. Drennan   / Phillip J. Salter
                             ---------------------------------------------------
                      Name:  Richard A. Drennan       / Phillip J. Salter
                      Title: Vice President             Vice President
                             Sr. Relationship Manager   Sr. Relationship Manager

                      NATEXIS BANQUES POPULAIRES, as a Lender

                      By     /s/ Christine Dirringer  / Pieter J. van Tulder
                             ---------------------------------------------------
                      Name:  Christine Dirringer      / Pieter J. van Tulder
                      Title: Assistant Vice President / Vice President and
                                                        Manager, Multinational
                                                        Group

                      OLD KENT BANK, as a Lender

                      By     /s/ Seth W. Watson III
                             ---------------------------------------------------
                      Name:  Seth W. Watson III
                      Title: Vice President


                      BECM, as a Lender

                      By     /s/ Daniel Lartillerie
                             ---------------------------------------------------
                      Name:  Daniel Lartillerie
                      Title: Directeur BECM Strasbourg



                      By     /s/ Maurice Bolla
                             ---------------------------------------------------
                      Name:  Maurice Bolla
                      Title: Charge d'Etudes BECM Strasbourg

                                   SCHEDULE I

                           APPLICABLE LENDING OFFICES


--------------------- ---------------------------- ----------------------------

        Bank           Domestic Lending Office        EURO Lending Office

--------------------- ---------------------------- ----------------------------
 Citicorp USA, Inc.   Citicorp USA, Inc.           Citicorp USA, Inc.
                      Citibank Agency Services     Citibank Agency Services
                      2 Penns Way, Suite 200       2 Penns Way, Suite 200
                      New Castle, Delaware  1920   New Castle, Delaware  1920
                      Attention: Janet Wallace     Attention: Janet Wallace
                      Tel. No.: (302) 894-6029     Tel. No.: (302) 894-6029
                      Fax No.: (302) 894-6120      Fax No.: (302) 894-6120
--------------------- ---------------------------- ----------------------------


                                  Schedule I-1

                                SCHEDULE 4.01(c)

                               GOVERNMENT CONSENTS

None.


                               Schedule 4.01(c)-1